Registration No. 333-155206

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGHTFULMIND LEARNING, INC.
(Name of small business issuer in its charter)

British Columbia	8200
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
___________________________

300-1055 West Hastings Street	Michael Kennedy
Vancouver, British Columbia	Anfield Sujir Kennedy & Durno
Canada V6E 2E9	1600 - 609 Granville Street
604-609-6152	Vancouver, British Columbia
Canada V7Y 1C3
604-669-1322
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)

___________________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price Per	Aggregate Offering	Registration Fee
Registered	Registered	Share	Price	[1]
Common Stock	3,496,293	$0.10	$349,629	$13.74

Total	3,496,293	$0.10	$349,629	$13.74

[1]    Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

INSIGHTFULMIND LEARNING, INC.
3,496,293 Shares of Common Stock

     This prospectus relates to the sale of up to 3,496,293 shares of our common stock by existing stockholders.

     The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

     Our shares of common stock are not traded anywhere.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal to tell you otherwise.

     The date of this prospectus is ____________________.

SUMMARY OF OUR OFFERING

Our business

     We are a development stage company, founded to create an e-learning business that offers extracurricular courses over the Internet. Our focus to date has been on senior high-school level mathematics.

     Our corporate offices are located at 300-1055 West Hastings Street, Vancouver, British Columbia, Canada V6E 2E9. Our registered office is located at 1600-609 Granville Street, Vancouver, British Columbia, Canada V7Y 1C3. Our telephone number is 604-609-6152.

The offering

     Following is a brief summary of this offering:

Securities being offered by selling shareholders	3,496,293 shares of common stock
Offering price per share	$0.10
Net proceeds to us	None
Number of shares outstanding before the offering	6,771,293
Number of shares outstanding after the offering if all of the
shares are sold	6,771,293

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of	As of
	September 30, 2008	March 31, 2008	March 31, 2007
Balance Sheets	(Unaudited)	(Audited)	(Audited)

Total Assets	$19,843	$24,961	$64,066
Total Liabilities	$82,978	$32,528	$27,059
Stockholders Equity - (Deficit)	$(63,135)	$(7,567)	$37,007

	Six months ended	Year ended	Year ended
	September 30, 2008	March 31, 2008	March 31, 2007
Statements of Operations	(Unaudited)	(Audited)	(Audited)

Revenue	$321	$137	$313
Total Expenses	$76,365	$96,569	$65,743
Net Income - (Loss)	$(76,028)	$(96,432)	$(65,430)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with INSIGHTFULMIND LEARNING, INC.

Risks Relating to Our Industry

     1. Competition in our industry is intense and growing, which could adversely affect our performance.

     Our industry is intensely competitive, rapidly evolving, and subject to technological change. We compete primarily against organizations offering educational and training software and services, including comprehensive curriculum software publishers, companies providing single-title retail products, and Internet content and service providers. Some of our competitors have substantially greater financial, technical and marketing resources than us. The demand for e-learning products and services has grown significantly with the advent of on-line educational institutions, improvements in Internet access and reductions in the cost of technology. While this growing demand presents opportunities for us, it also results in the addition or consolidation of competitors. Increased competition in our industry could result in price reductions, reduced operating margins, or loss of market share, which could seriously harm our business, cash flows, and operating results.

Risks Relating to Our Company

     2. The success of our long-term strategy is dependent on growth in market acceptance of interactive educational technology as an alternative to traditional materials, such as print. If such acceptance does not occur, we may not recover investments made in our product and our future revenues and profitability will be adversely affected.

     Historically, student prep materials for college assessment tests have been sold to students in print format. Broader acceptance of technology alternatives, like the product sold by our Company, may not occur due to a number of factors, including changes in student preferences for interactive educational technology. As a result, there are no assurances that our revenues from these products will grow to levels necessary to earn an acceptable return on the related investments. This could have an adverse affect on our future revenues and ability to become profitable.

     3. Our future success is dependent on Internet technology developments, our ability to adapt to these and other technological changes and to meet evolving industry standards.

     Our ability to execute our strategy of delivering our products on a subscription basis over the Internet and generating the related expected revenues is dependent on the development and maintenance of Internet technology as well as our ability to adapt our solutions to changes in Internet technology. We may encounter difficulties responding to these and other technological changes that could delay our introduction of products and services. Software industries are characterized by rapid technological change and obsolescence, frequent product introduction, and evolving industry standards. Our future success will, to a significant extent, depend on our ability to enhance our existing product, develop and introduce new products, satisfy an expanded range of customer needs, and achieve market acceptance. We may not have sufficient resources to make the necessary investments to develop and implement the technological advances required to maintain a competitive position.

     4. Misuse or misappropriation of our proprietary rights or inadvertent infringement by us on the rights of others could adversely affect our results of operations.

     We regard many of our intellectual property rights as essential to our business. We rely on a combination of the laws of copyrights, trademarks, and trade secrets to protect our proprietary rights. We intend to enforce our intellectual property rights when we become aware of any infringements or potential infringements and believe they warrant such action. If we were unsuccessful in our ability to protect these rights, our operating results could be adversely affected.

     Although we believe our products and services have been independently developed and that none of our products or services infringes on the rights of others, third parties may assert infringement claims against us in the future. We may be required to modify our products, services or technologies or obtain a license to permit our continued use of those rights. We may not be able to do so in a timely manner or upon reasonable terms and conditions. Failure to do so could harm our business and operating results.

     We have a number of technological mechanisms to prevent or inhibit unauthorized copying or sharing of our software product. However, if such copying or misuse were to occur to any substantial degree, our operating results could be adversely affected.

     5. If our security measures are breached and unauthorized access is obtained to our web-based products, they may be perceived as not being secure, customers may curtail or stop using these products and we may incur significant legal and financial exposure and liabilities.

     The use of our web-based subscription product involves the storage of certain personal information with regard to the students using these products. If our security measures are breached and unauthorized access to this information occurs, our reputation will be damaged, our business may suffer and we could incur significant liability. Because the techniques used to attempt unauthorized access to systems such as ours change frequently and generally are not recognized until attempted on a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the security of our system could be harmed and we could lose sales and customers.

     6. Claims relating to content available on or accessible from, our web sites may subject us to liabilities and additional expense.

     Our web-based subscription product incorporates content from, and links to, third-party web sites which are not under our direct control. As a result, we could be subject to claims relating to this content. In addition to exposing us to potential liability, claims of this type could require us to change our web sites in a manner that could be less attractive to our customers and divert our financial and development resources.

     7. We are completely dependent on the infrastructure of the Internet for our success.

     The success of our web-based course is dependent on, among other things, the continued expansion of the Internet and its network infrastructure. We cannot assure you that the infrastructure or complementary products necessary to make the Internet a viable commercial network will continue to be developed. In particular, we cannot assure you that the Internet will retain its current pricing structure with regard to volume, distance (the physical location of any user) and the lack of varying rates for different times of day. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, and access and quality of service) remain unresolved and may affect the growth of Internet use. We cannot assure you that the Internet will be able to meet additional demands or its users' evolving requirements on a timely basis, at a commercially reasonable cost, or at all. While we anticipate the continued evolution of the Internet and related infrastructure, any failure to develop accordingly could have a material adverse impact on our business, financial condition or results of operations.

     Delivery of our web-based course is vulnerable to computer viruses or similar disruptive problems. Computer viruses or problems caused by third parties could lead to interruptions, delays or termination of service. Furthermore, inappropriate use of the Internet by third parties could potentially jeopardize the security of confidential information, which may deter certain potential customers from ordering and using our products. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential users may inhibit the growth of the Internet industry in general and the use of our website in particular.

     8. Interruptions or delays in service from our third-party Web hosting facility could impair the delivery of our service and harm our business.

     Our subscription product is delivered using standard computer hardware located in a third-party Web hosting facility, located in Utah. We do not control the operation of this facility, and it is vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Despite precautions taken at this facility, the occurrence of a natural disaster or other unanticipated problems at this facility could result in lengthy interruptions in our service. Even with disaster recovery arrangements in place, our service could be interrupted. Interruptions in our service may reduce our revenue, cause us to issue credits, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

     9. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations, in which case you could lose your investment.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such, we may have to cease operations and you could lose your investment.

     10. We have a limited operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

     We have a limited operating history upon which an evaluation of our future success or failure can be made. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to generate revenues; and
*	our ability to generate a profit.

     Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with our operations and limited revenues.

     11. Because we are small and do not have much capital, we may have to limit our initial business activities which may result in a loss of your investment.

     Because we are small and do not have much capital, we must limit our activities. As such we may not be able to compete with large entities that sell learning tools to the public. In the event we are unable to attract customers to our services, we will not generate revenues or profits. If that occurs, you will lose your investment.

     12. We operate in a highly competitive industry and we cannot guarantee that we will ever achieve any level of success in competing for clients with other companies that sell learning tools to the public.

     Sale of learning tools is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and the somewhat limited scope of our services. In addition, there is not a significant barrier to entry by competitors. Our competitors are larger and more diversified than we are and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

     13. We may need additional cash which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow our company.

     Our future capital requirements depend on a number of factors, including our ability to grow, our net sales, and the management of our business. If we are to substantially grow, it is likely we will need to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private placement transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

Risks associated with this offering:

     14. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

     15. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

     Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated there under which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock in this offering.

     All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

     The selling shareholders are offering their securities for sale in this offering. Their shares will be sold at the market price. No shares are being offered by us. Our shares are not traded anywhere.

DILUTION

     Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     There are forty-one selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

     The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

     The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

     We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $40,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;

     2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

     We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

     Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

     The application of the penny stock rules may affect your ability to resell your shares.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no public trading market for our common stock.

Holders

     There are approximately 42 holders of record for our common stock.

Dividends

     As of the date of this registration statement, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

Estimates and Assumptions

     In the preparation of our financial statements, no estimates have been used since there is insufficient historical information in which to base such estimates.

Trends Affecting Our Business

     We do not recognize any trends which will affect our business. While it appears that we are heading into a world wide recession, the demand for college testing materials remains constant in good or bad economical cycles.

Plan of Operation For The Next Twelve Months

     Unless we raise additional capital through the sale of common stock in private placements, we do not plan to spend any funds on the research and development of our product. Instead, we intend to work with what we have, and focus our efforts on marketing activities in order to increase revenues. Unless we raise additional capital through the sale of common stock in private placements, we allocate only $10,000 for marketing. In this scenario, our officers intend to spend more time on our day-to-day business operations, focusing their efforts on developing a reciprocal link campaign and an automated email script campaign for following-up demo sign-ups.

Results of Operations

September 30, 2008 compared to September 30, 2007

     For the three months ended September 30, 2008, we had revenues of $321 compared with revenues of $3 (resulting from exchange differences) for the three months ended September 30, 2007. This was as a result of us discontinuing the sale of our two original courses on July 1, 2007, and us focusing our efforts on the development of our third and current course MathNote SAT®, which we launched on May 7, 2008, resulting in the revenue generated for the three months ended September 30, 2008. Operating expenses increased to $40,614 for the three months ended September 30, 2008 compared with operating expenses of $16,366 for the same period in 2007. The principal reason for the increase in operating expense was related to an increase in professional fees. To a lesser extent, the increase is also attributable to an increase in advertising expense.

Limited Operating History; Need for Additional Capital

     There is limited historical financial information about us upon which to base an evaluation of our performance. We have generated limited revenues from operations. Primarily this is as a result of not devoting full time to our operations. Our officers and directors have other occupations to which they devote significant time. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we have to attract customers and generate revenues. With our officers devoting more time to our operations and increasing marketing activities, we hope to become profitable and competitive. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

     We expect to generate revenues through the sale of software and we expect to raise additional capital through the sale of common stock in private placements. There is no assurance, however, that we will be able to raise any capital through the sale of common stock.

     We do not believe that possible inflation and price changes will affect our revenues.

     Our auditors have issued a going concern opinion. This means that there is substantial uncertainty that we will continue operations, in which case you could lose your investment.

Liquidity and Capital Resources

     Since inception, we have issued 6,771,293 shares of our common stock and received cash of $299,431.

     We have generated minimal revenues from the sale of our product. We expect to obtain capital through the sale of our product and through the sale of our common stock. There is no assurance we will sell any shares of common stock. We believe that revenues from the sale of our product and capital generated from the sale of our common stock will allow us to operate for the next twelve months. Revenue from the sale of our product and capital raised from the sale of common stock are our only anticipated sources of additional capital. We have not determined the amount of money, if any, we will raise from the sale of our common stock.

     As a consequence of shareholder loans, we are currently indebted to our principal executive officer, who serves also as a director, in the amount of $65,100 through September 30, 2008. Our principal executive officer has verbally agreed to not seek repayment until such time as we are generating sufficient revenues to allow for the repayment of the debt without putting an undue burden on our retained earnings. Additionally, our principal executive earns a salary of $3,000 Canadian dollars per month, but forgives this salary when due, and has done so for the past two years. Our principal executive officer has verbally agreed to not seek payment of his salary until such time as we are generating sufficient revenues to allow for the payment of the salary without putting an undue burden on our retained earnings.

     As of September 30, 2008, our total current assets were $12,972 and our total current liabilities were $82,978 resulting in a working capital deficit of $70,006.

Off Balance Sheet Arrangements

     We have no off balance sheet arrangements.

Critical Accounting Policies

     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. We believe that there are several accounting policies that are critical to understanding our historical and future performance, as these policies affect the reported amounts of revenue and the more significant areas involving management’s judgments and estimates. These significant accounting policies relate to revenue recognition, valuation of long-lived assets and income taxes. These policies, and the related procedures, are described in detail below.

BUSINESS

     We are a development stage company, founded to create an e-learning business that offers extracurricular courses over the Internet. Our focus to date has been on senior high-school level mathematics. We presently sell one web-based course, which we first offered for sale on May 7, 2008. The goal of the course is to help students improve their math score on the math section of the SAT®, through practice and by learning the most frequently used SAT® math techniques. MathNote is the brand under which we sell our course. The course is self-paced and fully automated, involving no teachers or administration by us to offer it. The course is fully hosted, where students access the course through our corporate website, as opposed to downloading it, or accessing the course via diskette. Students register for the course by purchasing a one year, renewable subscription for $39. As of the date of this registration statement, we have sold ten courses.

Our History and Development

     Our legal name and the name under which we carry on business is InsightfulMind Learning, Inc. We were incorporated federally in Canada pursuant to the provisions of the Canada Business Corporations Act of 1985, as amended, on December 3, 2001 under the name "The Lecturenet Learning Corporation". On August 13, 2002, our articles were amended to split or subdivide the shares of our common stock on the basis of one and one-half (12) post-subdivision shares for every one share of common stock previously held. On August 26, 2002, our articles were further amended to change our name to "InsightfulMind Learning, Inc." On September 24, 2002, our articles were amended again to remove restrictions on the number of shareholders that we may have and to remove the prohibition from inviting the public to subscribe for our securities. Our corporate headquarters are located in Canada at Suite 300 B 1055 West Hastings Street, Vancouver, British Columbia V6E 2E9. Our registered and records office is also in Canada at 1600 B 609 Granville Street, Vancouver, British Columbia V7Y 1C3.

     We are extra provincially registered in the Province of British Columbia, Canada under the British Columbia Business Corporations Act pursuant to a Certificate of Registration dated January 24, 2002 issued by the Registrar of Companies for the Province of British Columbia.

     We were originally founded to create a web-based e-learning business that offered a variety of extracurricular, educational courses over the Internet. Our original plan was to develop courses from different faculties. In May 2002, we entered into course authoring contracts with two different authors. One of the authors was to author a course describing the different strategies to use when analyzing and solving math problems, intended for those who would be writing high school math contests, as well as the SAT, or similar college entrance exams, and the other author was to author a course profiling extraordinary women, in the course of exploring the history and development of women’s rights, intended for girls between the ages of ten and twelve. In addition to these two subjects, at the time, we were contemplating the pursuit of two additional, but completely different, subjects.

     In early 2003, we changed our approach. We decided to focus exclusively on our math related subject, developing it in greater depth. Accordingly, we discontinued development of the course profiling extraordinary women. We terminated the course authoring contract with the author, with which the author agreed. In October, 2003, John Omielan, the author of the math course, delivered to us, in Word format, the first completed course, along with a set of resources to be used with the course. At that time, the Company and Mr. Omielan agreed to expand the scope of the original course authoring contract to include a second course, by adding content to the original course and then splitting it in two. In October, 2004, we received the second course, but decided, instead, to recombine the two courses into one core course, and to use this core course to underlie the development of the two courses we intended to market. The first course was to help senior-level high school students prepare for the Math League Math Contest and the second course was to help them prepare for the American Mathematics Competition 12 (the AAMC 12").

     Despite using the same core course to underlie the development of the two courses, Mr. Omielan customized each course through the use of math techniques taught and sample problems used. The courses prepared students for the two math contests by examining past contests to determine what math techniques were needed, and how often they were used, to solve the problems in those contests. We then ranked these techniques in terms of prevalence and taught them, their applications and interrelationships, to the student. The two different math contests gave rise to two different math techniques profiles. Accordingly, despite some overlap in techniques due to the math being senior-level math, a different set of math techniques was covered in each course. In addition, Mr. Omielan used sample problems from the contest under study to illustrate the different math techniques. Therefore, where a math technique was covered in both courses, the sample problems used to illustrate it differed, depending on the contest under study.

     The first course Mr. Omielan delivered was the Math League Math Contest course. Mr. Omielan delivered the course in pieces, with the final piece delivered in September, 2005. The course was drafted in Word. As we received the pieces, we modified the documents to include web-friendly code for hyperlinks, math typeset, and database applications. The formatted content was then transferred to web-based templates. To transfer content and subject it to different applications, we developed, and continue to add to, a web-based editing tool for this purpose. We completed the Math League course and released it for sale in October, 2005. Mr. Omielan delivered the first piece of the second course, the AMC 12 course, in November, 2005. Mr. Omielan delivered the final piece in January, 2006. As we received the pieces, we modified the documents to include web-friendly code for hyperlinks, math typeset, and database applications, and transferred the formatted content to the web-based templates. We completed the AMC 12 course and released it for sale in January, 2006. The two courses were different, focusing on different math technique mixes and using different sample problems to illustrate these techniques. However, the two courses shared a common set of resources. The two courses and resource supplements were fully automated, requiring no human interaction or involvement to offer them (i.e. no teachers or administration). Additionally, the two courses were fully hosted, where students accessed the courses via the Internet, as opposed to downloading them, or accessing them via diskette. The two courses did not sell. We discontinued these two courses on July 1, 2007, achieving lifetime sales of them of only $827.

     In December, 2006, we turned our focus onto the SAT®, with the intention of levering the core course and the resources we developed for the two math contest courses. We entered into a new course authoring agreement with Mr. Omielan, where Mr. Omielan agreed to author a course to help students prepare for the math aspect of the SAT®. By April, 2007, Mr. Omielan had completed the research component of developing the course, where Mr. Omielan examined the eight practice tests in the official SAT® study guide, plus the six official SAT® practice tests in the online course, to determine what math techniques were needed, and how often they were used, enabling Mr. Omielan to rank these techniques in terms of prevalence, and from this, to construct the course outline. By January, 2008, the course had been drafted in its entirety and had been modified to include Web-friendly code for hyperlinks, math typeset, and database applications. Additionally, all new math typeset (2,517 images) and diagrams (131 images) had been created. The course needed to be uploaded. At this point, we decided to place greater emphasis on the practice problem aspect and less emphasis on theory. We engaged Mr. Omielan to draft 21 new practice problems, with answer keys and explanations, for Lesson 1, which was also the demo lesson. MathNote SAT® was finished and uploaded, and finally launched on May 7, 2008.

     Since inception Jefferson Thachuk has been responsible for the general design and development of the business, including business direction, and all editorial work. Mr. Thachuk is our chairman of the board, president, principal executive officer, and secretary, as well as our promoter and a control person. Mr. Thachuk devotes 5 to 20 hours per week towards the management of our business, depending on our needs. Since January 2002, Raven Kopelman has been responsible for overseeing all programming work and the technological development of our corporate website and web-based courses. Mr. Kopelman is a director and serves as our chief programmer. Mr. Kopelman devotes 1 to 2 hours per week towards the maintenance of our website, and up to 10 hours per week, for short periods of time, when required for development work. Since inception, we’ve had no other employees.

e-Learning Industry

     e-Learning is the industry term for Internet- and Intranet- or web-enabled and technology developed and distributed education and training. The key components of e-Learning are content, technology and services.

     e-Learning content ranges from basic Hyper Text Markup Language (“HTML”) pages and documents to fully interactive events and simulations. It includes customer specific content development and off the shelf courseware. There is currently a major drive to web-enable existing content from various formats such as Instructor led classes, paper based materials, CD ROM's, and existing intellectual assets.

     e-Learning technologies have emerged to enable the creation, distribution, tracking and administration of training and learning content. e-Learning technologies also include collaborative tools. The core piece of e-Learning infrastructure is known as the Learning Management System (“LMS”). The LMS supports and delivers the e-Learning content and can incorporate assessment and competency frameworks. The LMS provides the ability to track, manage and report on learning activity and it can integrate with other enterprise systems such as Enterprise Resource Planning (“ERP”) and Human Resources applications.

     The Internet and Intranet allow many forms of communication and e-Learning facilitates multiple forms of collaboration between peers, instructors, mentors and experts. Collaboration can be self-paced using threaded discussion capabilities and email, or they can be real-time using the live web-based delivery of events and collaborative learning provided by leading suppliers of such technology.

     e-Learning services are available to support and improve the effectiveness of e-Learning. Consulting services are used to understand learning requirements, to prepare e-Learning solutions and strategies and to ensure successful implementation. Content development services are available to convert legacy content for optimal delivery over the Internet or Intranets. Hosting services are provided to reduce the technological hurdles to e-Learning. Service providers can host technology and content on an Application Service Provider (“ASP”) model, removing any hardware or software requirements for the clients’ organization.

     With an already strong foothold in the enterprise sector, e-learning is advancing in K-12 and higher education teaching environments, according to San Jose, CA-based market researchers Global Industry Analysts, which project the global e-learning market to surpass $52.6 billion by 2010.

     The 2007 U.S. e-learning market was $17.5 billion according to “e-Learning: A Global Strategic Business Report”, a report published by Global Industry Analysts. While Europe and Japan lag on e-learning adoption compared to the United States (U.S. enterprise e-learning adoption accounts for 60 percent of the market, while Europe's accounts for 15 percent), overall usage of e-learning in Asia is expected to reach a compound annual growth rate of 25 percent to 30 percent through 2010, according to the firm. Worldwide that rate should hit between 15 percent and 30 percent, the report states.

The SAT®

     The SAT® is a standardized paper-and-pencil test typically taken by high school junior and senior students that measures one’s ability to analyze and solve problems in math, critical reading, and writing. The test is used by colleges as part of their admissions process, because the test provides a single, standardized means of comparing students. The test is offered seven times a year in the U.S., Puerto Rico, and U.S. Territories, and six times a year overseas.

     Each section of the SAT® is scored on a scale of 200 to 800. According to College Board, the administrators of the SAT®, the 2008 college-bound seniors’ average (mean) scores were: critical reading B 502; mathematics B 515, and writing B 494. In terms of mathematics, the SAT® includes topics from up through a third-year college preparatory course, such as exponential growth, absolute value, and functional notation. It also places emphasis on such topics as linear functions, manipulations with exponents, and properties of tangent lines. Important skills such as estimation and number sense are measured through multiple-choice and student response (grid-in) questions. Students may use a four-function, scientific, or graphing calculator, when taking the test.

     According to College Board, nearly every college in America accepts the SAT® as a part of its admissions process, and that more than two million students take the SAT® every year. According to a College Confidential online discussion forum, jimbob1225, a Senior Member, advises fellow students to take the test at the earliest in January, no earlier.

MathNote SAT®

     MathNote is the brand under which the Company sells its web-based course. The goal of the course is to help students improve their math score on the math section of the SAT®, through practice and by learning the most frequently used SAT® math techniques. The course consists of 10 lessons, with each lesson comprised of two to five different math techniques, with each math technique described in detail and supported with examples and interactive practice problems. The course tracks performance, through practice score reporting. Included with the course is a set of online resources, comprised of a math technique directory, a math terms glossary and a math links resource. The course is self-paced. The course and resource supplements are fully automated, requiring no human interaction or involvement to offer them (i.e. no teachers or administration). The course is fully hosted, where students access the course through our corporate website, as opposed to downloading the course, or accessing the course via diskette. Students register for the course by purchasing a one year, renewable subscription for $39. Access to the course is password protected. We provide e-mail and telephone troubleshooting support to our users. We anticipate it takes a student approximately thirty hours to complete the course.

     College Board, the administrator of the SAT®, offers books, real SAT® practice problems, and a web-based course to help students prepare for the test. We purchased their leading resource, College Board’s Official SAT® Study Guide, which contains eight practice tests, as well as subscribed to their online course, which contains six practice tests. We reviewed these fourteen tests, examining each of the math problems individually. In doing so, we noted the different math techniques needed to solve each problem, and we tracked them. We then ranked these techniques in terms of prevalence and made the most frequently used techniques the focus of our course. The content of our course and resource supplements is original work, and it belongs to us. The SAT® practice problems and examples we use were created by us. The course and resource supplements were originally drafted in Word, over 500 pages. The documents were then modified to include web-friendly code for hyperlinks, math typeset, and database applications. We then uploaded the formatted content to our course platform, which we use to deliver the course to users. The Company finalized development of MathNote SAT®, and first offered it for sale through its corporate website, on May 7, 2008. A free, demonstration lesson from the course is available on the Company’s website at www.insightfulmind.com.

Our Strategy

     We differentiate ourselves from other SAT® prep services and products by focusing exclusively on the mathematics aspect of the SAT®, as opposed to covering all aspects of the SAT®, which would include critical reading and writing. Our goal is to position our brand MathNote as the leading resource for SAT® math prep. Our intention is to reinforce this position through the use of interactive practice problems. Our long term goal is to expand on our database of SAT® math questions with comprehensive answer keys, and to emphasize learning through practice. Our SAT® Question of the Day, which changes daily and is free, is central to our strategy.

     Automation is also central to our strategy. Our goal is to develop web-based courses that are fully automated, requiring no human interaction or involvement to offer them (i.e. no teachers or administration).

Marketing

     To date, we have relied primarily on the use of email marketing to market our courses. In 2005, in preparation for the launch of our first web-based course, the Math League Math Contest prep course, we compiled a database of high schools that compete in the Math League Math Contest. We were able to piece together the complete list of participating schools, over 2,000 of them, from the official Math League website. The website posts schools’ scores, and with these postings the website identifies the participating schools by name. With these names, we searched the Internet for each school’s website, and then mined the email address and contact name of the school’s math department head or principal, where possible, and where not, a contact email address for the institution. We were able to compile a database of 1,447 math department heads and principals whose schools participate in the Math League Math Contest, in addition to a database of 377 email addresses for institutions that do not make public their staff’s contact information.

     In July, 2005, we purchased an entry level Bento Box Daimio content management system to handle the content management and marketing aspect of our sales and corporate face (our corporate website). The Daimio system includes an email campaigner component, which enables the use of email templates, as well as link tracking and reporting. In conjunction with the release of our first course on October 20, 2005, the Math League Math Contest prep course, we sent personalized emails to the 1,447 math department heads and principals whose schools participate in the Math League Math Contest, as well as generic emails to the 377 institutions that do not make public their staff’s contact information. We recorded over 1,300 “views”, which includes clicking on the email or forwarding it. In terms of traffic, within one week, we experienced 1,000 visitors. Within the same week, from these visitors, we signed up 32 users for our free demo lesson. Within this week, we achieved no sales.

     In preparation for the launch of our second course, the American Mathematics Competition 12 (the “AMC 12") prep course, we continued to build on our database of contacts. However, we were unable to find a definitive list of schools who participate in the AMC 12. Accordingly, we relied on directories of USA high schools, targeting those schools with enrollments of 1,000 students or more. In addition to the 1,447 math department heads and principals whose schools participate in the Math League Math Contest, as well as the 377 email addresses for institutions that do not make public their staff’s contact information, we were able to expand our database to a total of 6,250 math department heads and principals, in addition to 1,129 institutions that do not make public their staff’s contact information. We launched our second course on January 19, 2006, and accompanied the launch with a personalized email campaign targeting the 6,250 math department heads and principals, as well as the 1,129 institutions that do not make public their staff’s contact information. We recorded over 3,900 “views”. In terms of traffic, within one week, we experienced 2,600 visitors. Within the same week, from these visitors, we signed up 141 users for our free demo lesson. Within this week, we achieved sales of $59.

     Subsequent to the initial launches of the first two courses, we used the email campaigner a few more times in an attempt to encourage further sales. Despite strong numbers, in terms of both “views” and visitors, we noticed a decline in the numbers, when compared to the first campaigns. Additionally, a strong tradeoff in sales wasn’t happening. Accordingly, we decided to suspend the use of the email campaigner, to preserve whatever capital remained in the database, to be used exclusively for the marketing of our third course, our SAT® math prep course. Our first two courses did not sell, generating only marginal revenues. We discontinued these two courses on July 1, 2007, achieving lifetime sales of them of only $827. We credit the campaigns for generating awareness, even though the majority of sales didn’t happen at the time of the campaigns, instead they trickled in over time.

     We finalized development of our SAT® math prep course on May 7, 2008, and launched MathNote SAT® with the release of three email campaigns, targeting the senior-level high school math department chairs and principals. In total, 8,074 emails were sent: 377 and 1,447 emails on May 7, 2008 and 6,250 emails on May 12, 2008. In total, we recorded 1,516 views. With the commencement of the 2008/2009 school year, we again released the three email campaigns on September 8, 2008. In total, we recorded 1,367 views. We sell MathNote SAT® for $39. As of September 20, 2008, we’ve sold a total of six courses, achieving sales of $234. Our plan is to release the three email campaigns, but varying the content of the emails, every two weeks over the course of the 2008/2009 school year. With the launch of the MathNote SAT® course, we commenced two search marketing campaigns, surfacing as a sponsored link on Google and Yahoo, where the keywords “SAT practice” and “SAT math” are searched. We commenced the Google campaign on May 8, 2008, and the Yahoo campaign on June 12, 2008. On Google, as of September 20, 2008, we recorded 2,260 clicks, an average of 17 clicks per day (the campaign was paused from June 5 to 9, 2008), at a total cost to us of $734, or $0.32 per click. On Yahoo, as of September 20, 2008, we recorded 1,953 clicks, an average of 20 clicks per day, at a total cost to us of $673, or $0.34 per click.

     We use our corporate website, www.insightfulmind.com, to merchandise our course. As a demo, we offer the first lesson for free, which requires the user to sign-up. As of September 20, 2008, we’ve registered 213 MathNote SAT® demo accounts. As part of our merchandising strategy, we emphasize the use of practice problems. Accordingly, on our homepage, in the most prominent location, we publish an SAT® Practice Question of the Day, which changes daily and is free. As of September 20, 2008, we recorded 3,419 attempts, an average of 25 attempts per day. We track the number of visitors to our website. Prior to the launch, for the month of April, 2008, we counted 242 unique visitors, an average of 8 per day. For the months of May, June, July and August, 2008, we counted 6,298 unique visitors, an average of 51 per day, a consequence of the email campaigns and the two ongoing search marketing campaigns.

     Sales are made online, through our corporate website, and are processed automatically, through Moneris Solutions, an online credit card transaction processor. We offer our customers a 100% money-back guarantee. Additionally, we encourage customer feedback with the use of “feedback” links located on almost every page of our corporate website. In respect of customer service, we provide e-mail and telephone troubleshooting support to our users. We also believe that the lack of financial security on the Internet is hindering economic activity thereon. To ensure the security of transactions occurring over the Internet, U.S. federal regulations require that any computer software used within the United States contain a 128-bit encoding encryption, while any computer software exported to a foreign country contain a 40-bit encoding encryption. There is uncertainty as to whether the 128-bit encoding encryption required by the U.S. is sufficient security for transactions occurring over the Internet. Accordingly, there is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction. Accordingly, risks such as the loss of data or loss of service on the Internet from technical failure or criminal acts are now being considered in the system specifications and in the security precautions in the development of the website. There is no assurance that such security precautions will be successful. To pay for orders, a consumer must use a credit card, which is authorized during the checkout process. Charges are assessed against the card when the order is placed. Our online store uses a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by our consumers.

     Over the course of the 2008/2009 school year, we intend to launch biweekly email campaigns and to continue with our two search marketing campaigns. Additionally, we intend to develop an email script campaign, where we will follow up each demo lesson sign up with a timed email, generated automatically, asking the new user for feedback on the demo lesson. We also intend to commence a reciprocal link campaign with third parties, where we will offer to post a link to their website on our website in return for posting a link to our website on their website. We also intend to review the code and content of our website, and make the changes we deem necessary, for search engine optimization.

Competition

     There are a large number of resources available to help students prepare for the SAT®. They consist of books and courses. The books, which are widely available in bookstores, are the traditional resource. There are three dominant publishers who publish these books: Barron’s, Kaplan’s and Princeton Review. Additionally, College Board, the administrators of the SAT®, publishes “The Official SAT® Study Guide”, which is the leading book for helping students prepare for the test. The remainder of the book market is characterized by single book authors. The books sell for $20 or less, and many are available for even less, as used versions through online book dealers, such as Amazon.com.

     College Board also offers a self-paced online course over the Internet, calling it “The Official SAT® Online Course”, and sells it for $70. There are no instructors. The course is fully automated.

     There are two types of SAT® prep courses: classroom and online. The classroom courses are largely offered by regional firms, although a few larger, nation-wide firms do exist, such as PowerScore, who sells a weekend course for $350 and a 40-hour “Full-Length” course for $595. PowerScore also offers a “Live Online” course comprised of 18 hours of live, interactive online instruction for $495. Kaplan, one of the dominant book publishers, offers classroom courses throughout the United States and Canada for $300, as well as a self-paced online course for $399. A Google search using the key words “SAT” and “online” resulted in the discovery of one-half dozen online SAT® prep courses. XLPrep.com offers a self-paced, online SAT® test prep course for a monthly subscription of $39. PrepMe.com offers a self-paced online course too, but with tutors and additional printed materials for $500, or for $300, but without the tutors and the additional printed materials. eNotes.com sells SAT® practice tests with answer keys online, with a full-length SAT® eBook, for $30 (valid for one year). All of the classroom and online courses cover the SAT® in its entirety, striving to help students improve their ability to analyze and solve problems in math, critical reading, and writing.

     We face competition from competitors that are substantially larger than us and have significantly greater financial, technical and marketing resources, and established, extensive direct and indirect channels of distribution. As a result, they may be able to respond more quickly to new or emerging technologies and changes in client requirements, or to devote greater resources to the development, promotion and sale of their products than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or prospective clients. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share to our detriment.

     The market for online educational and training products and services is highly competitive and will likely intensify. There are no significant barriers to entry in the online education and training market.

Website Development

     Website development relates to the development of our corporate website and our web-based course. For our corporate website, in 2005, we acquired and presently uses an entry level Bento Box Daimio content management system to handle the content management and marketing aspect of our sales and corporate face. The system handles page and profile content, and includes an email campaigner component, which enables the use of email templates, as well as link tracking and reporting. In addition, the system contains shopping cart software, with which we connect to Moneris Solutions, an online credit card transaction processor. Our corporate website serves as our delivery system, for the sale of course subscriptions and login access to our web-based course.

     Integral to the delivery of our course is a course platform, software we developed in-house. We don’t market this software. The course platform organizes course content and subjects it to different applications. Additionally, the platform works as an editing tool, and is designed to allow for content updates system-wide. The platform also tracks users and their accounts. The platform is designed to allow for the addition of new features. The platform is not course specific. We used the same platform for the two courses we sold in the past, and we are using it again for the course we presently sell. The platform is not subject specific. Presently, we use it for math, but we could use it for other subjects, such as history or geography, without any changes. Effectively, the platform delivers content to the user. The platform is comprised of integrated web and database applications, and includes customized HTML web page templates and the supporting code to automatically create HTML pages. To develop the platform, we used cross-platform technologies such as HTML, CSS, JavaScript, PHP, and MySQL. These applications are widely used with good community support.

     We commenced development of the course platform, on a part-time basis, in 2002 and finished, with the exception of minor tweaks and the addition of new features, in 2005. BlueHost, a website hosting provider, hosts both our corporate website and course platform.

     One feature of the course platform is an interactive, math practice component. The feature is comprised of a database of multiple choice questions with corresponding answer keys with supporting explanations. The feature was originally developed to drive an interactive, quiz component to the different lessons taught through a course. Our current course uses this feature in this capacity; however, our strategy for the future is to place greater emphasis on this math practice component and less emphasis on the substantive math we teach in each lesson. Accordingly, our website development strategy is to expand on our database of interactive SAT® practice problems, and to further develop our web-based, SAT® math practice platform, making it more central to our course and the MathNote brand.

Regulatory

     The use of the Internet to provide online tutoring products and services is relatively new. Although the provisioning of such services is currently permitted or unregulated within some countries, several other governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of our course over the Internet or private networks. More aggressive domestic or international regulation of the Internet, in general, and tutoring providers, products and services, specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of our course.

Intellectual Property and Proprietary Rights

     On January 8, 2008, we obtained the registered trademark “MathNote” from the United States Patent and Trademark Office.

     We currently rely primarily on a combination of trade secrets, copyrights, and our registered trademark to protect our intellectually property. To protect our trade secrets and other proprietary information, we require our employees to sign agreements providing for the maintenance of confidentiality and also the assignment of rights to inventions made by them while in our employ. Additionally, we’ve adopted security measures to protect our source code. These include monthly backups (weekly when website development is underway), which include audits of the integrity of website source code by way of comparison against known, clean copies. Additionally, as part of the backups, source code is kept in a version control repository. With each backup, three copies are kept: one copy on computer and two burnt onto two separate CD’s, one held by our chief programmer, the other by our principal executive officer. Additional security measures include restricted access (password protection) to content and source based on user role. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop technologies that are similar or superior to our technology, duplicate our technology or design around our copyrights and trademark. Our failure to protect our proprietary information could cause our business and operating results to suffer.

     The content of our MathNote SAT® course and resource supplements is original work, and it belongs to us. The SAT® sample problems we use were created by us. We use disclaimers on every webpage where we mention the word “SAT”. The disclaimers are located in the footer of the page, and read as follows:

     “SAT® is a registered trademark of the College Entrance Examination Board, which neither sponsors nor endorses MathNote or this website.”

     Our success depends, in part, on our ability to operate without infringing the proprietary rights of the College Entrance Examination Board and other third parties. If we infringe these rights, we could be liable for damages, and these damages could be substantial. Litigating these matters could be costly, resulting in substantial costs and diversion of resources, and could have a material adverse effect on the Company's business, operating results or financial condition.

Employees

     As of the date of this prospectus, we have two employees. One is our chief principal officer and the other is our chief programmer. Both employees are also directors. Our chief principal officer devotes 5 to 20 hours per week towards the management of our business, depending on our needs. Our chief programmer devotes 1 to 2 hours per week towards the maintenance of our website, and up to 10 hours per week, for short periods of time, when required for development work. Both employees serve “at will”, which means that they are neither covered by employment agreements nor by collective bargaining agreements. We believe that our relations with our two employees are good.

Course Author

     Since our inception, we’ve relied on the service of one independent contractor, John Omielan, to author and draft the math content we teach through our present course and taught through our two earlier courses. Mr. Omielan is a former math contest champion. In 1982, he placed second in the Descartes Math Contest in Canada, written by over 3,700 students, and placed first in Canada, 14th overall, in the American High School Mathematics Examination, at the time written by over 400,000 students in Canada, the United States and five other countries. Two years earlier, as an underage participant, Mr. Omielan wrote the Euclid Contest in Canada, intended for students in grade 12, and placed 9th overall, in a field of over 10,000 students. Over the past six years, between May 10, 2002 and the present, we paid Mr. Omielan $43,200 Canadian dollars for the math content he authored, and we owe him a further $825 Canadian dollars against an unpaid invoice dated March 15, 2008. Additionally, on May 10, 2002, as partial consideration for authoring our first math course, we granted Mr. Omielan the option to purchase up to 25,000 shares of our common stock at $0.25 Canadian dollars per share. On November 3, 2008, Mr. Omielan and the Company agreed to convert the exercise price of the options into U.S. dollars from Canadian dollars, resulting in a new exercise price of $0.21 U.S. dollars per share. This option, which is fully vested, expires on or before May 9, 2012, and is not subject to any other conditions. As of the date of this registration statement, none of the option has been exercised. Of the $43,200 Canadian dollars we paid Mr. Omielan, we paid $10,795 Canadian dollars in cash and settled $32,405 Canadian dollars by way of shares for debt settlements. Over the period of the relationship, we entered into six separate shares for debt settlements with Mr. Omielan. In total, we issued 268,494 shares to Mr. Omielan, at a weighted average price of $0.121 Canadian dollars per share.

Offices

     Our executive offices are located at Suite 300 - 1055 West Hastings Street, Vancouver, British Columbia, Canada V6E 2E9. There is no lease. We pay roughly $125 Canadian dollars per month for the services of a shared receptionist, where we keep a phone and receive mail. In addition, we are entitled to 8 hours per month of boardroom use during business hours. Otherwise, we maintain no office. Our two employees work from their homes, using their own computers and the networking capability of the Internet to coordinate work and website development. Additionally, we out-source our connectivity needs, with a website hosting arrangement, and therefore no longer maintain a server of our own. We pay roughly $140 Canadian dollars per year for this service.

MANAGEMENT

Officers and Directors

     Each of our officers and directors will serve until their respective successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until their successor is duly elected and qualified, or until they are removed from office.

     The name, age and position of our present director and executive officers are set forth below:

Name	Age	Position(s)
Jefferson Thachuk	40	president, principal executive officer, secretary, treasurer,
300-1055 W. Hastings St.		principal financial officer, principal accounting officer, and
Vancouver, BC V6E 2E9		a member of the board of directors

Raven Kopelman	31	chief programmer and a member of the board of directors
300-1055 W. Hastings St.
Vancouver, BC V6E 2E9

David Holmes	43	member of the board of directors
300-1055 W. Hastings St.
Vancouver, BC V6E 2E9

Kenneth Bogas	49	member of the board of directors
300-1055 W. Hastings St.
Vancouver, BC V6E 2E9

     Jefferson Thachuk has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer, and a member of our board of directors since December 2001. Since 2001, Mr. Thachuk has been a self-employed builder and real estate developer located in Vancouver, British Columbia.

     Raven Kopelman has been our chief programmer and a member of our board of directors since January 2002. Since October 2007, Mr. Kopelman has been a software developer for Safe Software located in Surrey, British Columbia. From September 2007 to August 2008, Mr. Kopelman was a software developer for Radical Entertainment located in Vancouver, British Columbia. From May 2006 to September 2007, Mr. Kopelman was an animation workflow software developer for Mainframe Entertainment located in Richmond, British Columbia. From August 2001 to May 2006, Mr. Kopelman was a software engineer for the air traffic management systems division of Raytheon Systems Canada located in Richmond, British Columbia. In 2000, Mr. Kopelman joined LegalDeeds Network Inc. located in White Rock, British Columbia, as a software engineer and was responsible for the development of its core document technology. Since May 2000, Mr. Kopelman has been a director of LegalDeeds Network Inc. LegalDeeds Network Inc. is a private corporation and its securities are not traded anywhere.

     David Holmes has been a member of our board of directors since May 2007. Since 1996, Mr. Holmes has been a self-employed businessman. Since July 2007, Mr. Holmes has been an independent mortgage broker working with Dominion Lending Centres in Coquitlam, British Columbia. Since 1997, Mr. Holmes has been co-owner, president and general manager of Gold >N Tan Studio located in Richmond, British Columbia. Gold ‘N Tan Studio is engaged in the business of salon and aesthetics services.

     Kenneth Bogas has been a member of our board of directors since March 2007. Since June 2002, Mr. Bogas has been the owner, president and general manager of Balance Design located in Vancouver, British Columbia which is engaged in the business of custom landscape design. From January 2000 to June 2005, Mr. Bogas was the owner and executive chef of Coco Pazzo Restaurant Ltd., a fine dining restaurant located in Vancouver, British Columbia. On August 17, 2005, after Mr. Bogas sold all of his right, title and interest in and to Coco Pazzo Restaurant Ltd., Coco Pazzo Restaurant Ltd. filed for bankruptcy protection in the Supreme Court of British Columbia, Bankruptcy and Insolvency, Case No. B 051644. Coco Pazzo Restaurant Ltd. was discharged on January 19, 2007.

     During the past five years, Messrs. Thachuk, Kopelman, Holmes, and Bogas have not been the subject of the following events:

*

Any bankruptcy petition filed by or against any business of which Messrs. Thachuk, Kopelman, Holmes, and Bogas were general partners or executive officers either at the time of the bankruptcy or within two years prior to that time other than Coco Pazzo Restaurant Ltd. in which Mr. Bogas was the owner and executive chef which is described in Mr. Bogas’s biographical information above.

*	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

*

An order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Messrs. Thachuk’s, Kopelman’s, Holmes’s, and Bogas’s involvement in any type of business, securities or banking activities.

*

Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodity law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

     To date, we have paid our officers and directors compensation in the form of salaries and wages and stock options. We have no compensation policies. Compensation arrangements and policies for these directors and officers have been and will be established by our Board of Directors.

     We do not currently have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Executive Compensation

     The following table sets forth all compensation paid to our officers during the last three fiscal years ended March 31.

Executive Officer Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jefferson Thachuk	2008	0	0	0	0	0	0	0	0
President, Secretary	2007	0	0	0	0	0	0	0	0
and Treasurer	2006	14,674	0	0	7,334	0	0	0	22,008

Raven Kopelman	2008	1,186	0	0	0	0	0	0	1,186
Chief Programer	2007	1,669	0	0	0	0	0	0	1,669
	2006	6,933	0	0	7,334	0	0	0	14,267

Employment Agreements

     We have entered into an agreement with Jefferson Thachuk wherein we agreed to pay Mr. Thachuk CAD$3,000.00 per month to serve as our principal executive officer. Mr. Thachuk has forgiven the salary for the past two fiscal years. To serve as our principal executive officer, Mr. Thachuk was also granted stock options. All stock options have a ten year life. On April 22, 2005 Mr. Thachuk was granted an option to acquire up to 75,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Thachuk and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. The option is fully vested and none of the option has been exercised.

     We have entered into an agreement with Raven Kopelman wherein we pay Mr. Kopelman CAD$25.00 for each hour for work performed as a Programer. To serve as our chief Programer, Mr. Kopelman was also granted stock options. All stock options have a ten year life. On January 19, 2002, Mr. Kopelman was granted an option to acquire up to 75,000 shares of common stock at an exercise price of CAD$0.17 per share and on April 22, 2005 Mr. Kopelman was granted an option to acquire up to 75,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Kopelman and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in new exercise prices of USD$0.14 per share and USD$0.13 per share respectively. The options are fully vested and none have been exercised.

Compensation of Directors

     The following sets forth compensation paid to our directors during the fiscal year ended March 31, 2008.

Director's Compensation Table
	Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jefferson Thachuk	0	0	0	0	0	0	0
Raven Kopelman	0	0	0	0	0	0	0
David Holmes	0	0	8,787	0	0	0	8,787
Kenneth Bogas	0	0	0	0	0	0	0

     Each director is paid CAD$100 to attend meetings of the board of directors. The board of directors met 4 times in fiscal year 2008. Since March 31, 2008, we have met twice. Board members also receive options to purchase shares of common stock.

     In addition to the option grant to Jefferson Thachuk to serve as our principal executive officer described above, to serve as a director, on March 31, 2006, Mr. Thachuk received an option to acquire 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Thachuk and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. Mr. Thachuk has not exercised any of his options. In addition to the two option grants to Raven Kopelman to serve as our chief Programmer described above, to serve as a director, on March 31, 2006, Mr. Kopelman received an option to acquire 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Kopelman and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. Mr. Kopelman has not exercised any of his options. On May 4, 2007, David Holmes received an option to acquire up to 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Holmes and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. Mr. Holmes has not exercised any of his options. On March 30, 2007, Kenneth Bogas received an option to acquire up to 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Bogus and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. Mr. Bogas has not exercised any of his options. All of the above director stock options are fully vested.

Outstanding Equity Awards At March 31, 2008
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option Exercise	Option Expiration
Name	(#) Exercisable	(#) Unexercisable	Price	Date
(a)	(b)	(c)	(d)	(e)
Jefferson Thachuk	75,000	0	$0.13	4-22-15
	100,000	0	$0.13	3-31-16

Raven Kopelman	75,000	0	$0.14	1-19-12
	75,000	0	$0.13	1-22-15
	100,000	0	$0.13	3-31-16

David Holmes	100,000	0	$0.13	5-4-17

Kenneth Bogas	100,000	0	$0.13	3-30-17

     None of the options described above have been exercised as of the date of this prospectus.

Pension Benefits and Compensation Plans

     We do not have any pension benefits or compensation plans.

Potential Payments Upon Termination or Change-in-Control

     SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer's responsibilities following a change-in-control.

BOARD COMMITTEES AND INDEPENDENCE

Board Meetings and Committees

     During the fiscal year ended March 31, 2008, our board of directors met 4 times. Each director participated in each meeting.

Audit Committee

     We have an audit committee. It is comprised of Raven Kopelman, David Holmes and Kenneth Bogas. Our audit committee’s role is to oversee all material aspects of the Company’s reporting, control, and audit functions, except those specifically related to the responsibilities of any other standing committee of the board. This includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant legal, ethical and regulatory requirements. In addition, the committee is responsible for (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) establishing internal financial controls; (5) engaging outside advisors; and, (6) funding for the external auditors and any outside advisors engagement by the audit committee.

Family Relationships

     There are no familial relationships among the executive officers and directors.

Code of Ethics

     We have adopted a code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Director Independence

     We have two independent directors, David Holmes and Kenneth Bogas. Our other directors, Jefferson Thachuk and Raven Kopelman are also officers and accordingly, not independent.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of October 31, 2008, the total number of shares owned beneficially by each of our directors and officers individually and as a group, and each person who is known by us to beneficially own more than 5% of our total outstanding shares. Percentage of beneficial ownership is based on shares of common stock outstanding as of October 31, 2008. The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares. Unless provided otherwise, the address of each person listed on the table is c/o INSIGHTFULMIND LEARNING, INC., 300 - 1055 West Hastings Street, Vancouver, British Columbia, Canada V6E 2E9.

	Shares Beneficially Owned
Name and Address of
Beneficial Owner	Number	Percent of Class
Jefferson Thachuk	3,275,000 (1)	48.37%

Raven Kopelman	0 (2)	0.00%

David Holmes	10,000 (3)	0.15%

Kenneth Bogas	5,000 (4)	0.07%

All officers and directors as a group (4 persons)	3,290,000	48.59%

John Omielan	503,788 (5)	7.44%
3981-A Kingsway St., Burnaby, BC V5H 1Y7

Mike and Carrie Thachuk	400,000	5.91%
27133-25A Avenue, Aldergrove, BC V4W 3N4

(1)	Does not include stock options to acquire an additional 175,000 shares of common stock at an exercise price of $0.13 per share.

(2)

Does not include stock options to acquire an additional 75,000 shares of common stock at an exercise price of $0.14 per share and 175,000 shares of common stock at an exercise price of $0.13 per share.

(3)	Does not include stock options to acquire an additional 100,000 shares of common stock at an exercise price of $0.13 per share.

(4)	Does not include stock options to acquire an additional 100,000 shares of common stock at an exercise price of $0.13 per share.

(5)	Does not include stock options to acquire an additional 25,000 shares of common stock at an exercise price of $0.21 per share.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Aab, Kelly (1)	50,000	0.74%	50,000	0.0%
Aab, Paula (2)	50,000	0.74%	50,000	0.0%
Aab, Shauna (3)	50,000	0.74%	50,000	0.0%
Bogas, Kenneth (4)	5,000	0.07%	5,000	0.0%
Bourque, Bradley (5)	10,000	0.15%	10,000	0.0%
Brohman, Richard (6)	5,000	0.07%	5,000	0.0%
Burgert, Mark (7)	250,000	3.69%	250,000	0.0%
Doubivko, Elena (8)	200,000	2.95%	200,000	0.0%
Emerson, Garry (9)	50,000	0.74%	50,000	0.0%
Foksowicz, Maciej (10)	261,112	3.86%	261,112	0.0%
Foreman, Richard (11)	5,000	0.07%	5,000	0.0%
Funk, Shawnean (12)	10,000	0. 15%	10,000	0.0%
Hardy, Mike (13)	10,000	0. 15%	10,000	0.0%
Hartley, Scott (14)	10,000	0. 15%	10,000	0.0%
Hayes, Phillip (15)	5,000	0.07%	5,000	0.0%

Holmes, David (16)	10,000	0. 15%	10,000	0.0%
Ivanov, Svetoslav (17)	10,000	0. 15%	10,000	0.0%
Konojacki, Mark (18)	50,000	0.74%	50,000	0.0%
Konojacki, Kay-Uwe (19)	10,000	0. 15%	10,000	0.0%
Lake, Kenneth (20)	10,000	0. 15%	10,000	0.0%
MacDonald, Dan (21)	10,000	0. 15%	10,000	0.0%
Merkley, Larry (22)	5,000	0.07%	5,000	0.0%
Meron, Jim (23)	10,000	0. 15%	10,000	0.0%
Morton, Ryan (24)	10,000	0. 15%	10,000	0.0%
Omelian, John (25)	503,788	7.44%	503,788	0.0%
Saunders, Clare (26)	100,000	1.48%	100,000	0.0%
Singleton, Trevor (27)	300,000	4.43%	300,000	0.0%
Stratidakis, Nicholas (28)	10,000	0. 15%	10,000	0.0%
Thachuk, Maryanne (29)	73,334	1.08%	73,334	0.0%
Thachuk, Mike and Carrie (30)	400,000	5.91%	400,000	0.0%
Thachuk, Del (31)	97,501	1.44%	97,501	0.0%
Thomas, Richard (32)	100,000	1.48%	100,000	0.0%
Thorkelsson, Glen (33)	10,000	0.15%	10,000	0.0%
Van Overschot, Gerry (34)	10,000	0.15%	10,000	0.0%
Van Skiver, Russell (35)	255,558	3.77%	255,558	0.0%
Verhoef, Eric (36)	10,000	0. 15%	10,000	0.0%
Visser, Paul (37)	10,000	0. 15%	10,000	0.0%
Vlassis, Melton (38)	10,000	0. 15%	10,000	0.0%
Warnes, Andrew (39)	10,000	0. 15%	10,000	0.0%
Yu, Andrew (40)	200,000	2.95%	200,000	0.0%
Zakaib, Greg (41)	300,000	4.43%	300,000	0.0%

Total	3,496,293	51.63%	3,496,293	0.0%

(1)	Kelly Aab acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.
(2)	Paula Aab acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.
(3)	Shauna Aab acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.
(4)	Kenneth Bogas, a director of the Company, acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.
(5)	Bradley Borque acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.
(6)	Richard Brohman acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.
(7)

Mark Burgert acquired 150,000 shares of common stock from Jefferson Thachuk, a director of the Company, on September 11, 2003; and a further 100,000 shares of common stock from Jefferson Thachuk, a director of the Company, on November 9, 2003.

(8)	Elena Doubivko acquired 200,000 shares of common stock for cash on June 30, 2004 at $0.078 per share for total proceeds of $15,600.
(9)	Garry Emerson acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

(10)

Maciej Foksowicz acquired 44,445 shares of common stock for cash on June 18, 2002 at $0.145 per share for total proceeds of $6,458; 66,667shares of common stock for cash on June 23, 2003 at $0.167 per share for total proceeds of $11,105; and 150,000 shares of common stock for cash on June 15, 2004 at $0.078 per share for total proceeds of $11,700.

(11)	Richard Foreman acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

(12)	Shawnean Funk acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(13)	Mike Hardy acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(14)	Scott Hartley acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(15)	Phillip Hayes acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

(16)	David Holmes, a director of the Company, acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(17)	Svetoslav Ivanov acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(18)	Mark Konojacki acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

(19)	Kay-Uwe Konojacki acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(20)	Kenneth Lake acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(21)	Dan MacDonald acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(22)	Larry Merkley acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

(23)	Jim Meron acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(24)	Ryan Morton acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(25)

John Omielan, the author of the math content we teach through our present course and taught through our two earlier courses, acquired 117,647 shares of common stock for cash on April 5, 2002 at $0.110 per share for total proceeds of $12,916; 117,647 shares of common stock for cash on August 15, 2002 at $0.110 per share for total proceeds of $12,916; 11,111 shares of common stock for services on January 15, 2003 at a deemed price of $0.145 per share for a total value of $1,615; 11,111 shares of common stock for services on April 15, 2003 at a deemed price of $0.167 per share for a total value of $1,851; 11,111 shares of common stock for services on July 15, 2003 at a deemed price of $0.167 per share for a total value of $1,851; 11,111 shares of common stock for services on October 15, 2003 at a deemed price of $0.167 per share for a total value of $1,851; 197,800 shares of common stock for services on March 15, 2006 at a deemed price of $0.084 per share for a total value of $16,586; and 26,250 shares of common stock for services on May 4, 2007 at a deemed price of $0.097 per share for a total value of $2,548.

(26)	Clare Saunders acquired 100,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $7,800.

(27)	Trevor Singleton acquired 300,000 shares of common stock for cash on November 24, 2006 at $0.088 per share for total proceeds of $26,400.

(28)	Shawnean Funk acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(29)

Maryanne Thachuk, the mother of Jefferson Thachuk, a director of the Company, acquired 44,445 shares of common stock for cash on January 21, 2003 at $0.145 per share for total proceeds of $6,458; 11,111 shares of common stock for cash on August 1, 2003 at $0.167 per share for total proceeds of $1,851; and 17,778 shares of common stock for cash on August 6, 2003 at $0.167 per share for total proceeds of $2,962.

(30)

Mike and Carrie Thachuk, the brother and sister-in-law of Jefferson Thachuk, a director of the Company, acquired 36,178 shares of common stock for cash on March 7, 2003 at $0.145 per share for total proceeds of $5,257; 13,822 shares of common stock for cash on March 13, 2003 at $0.145 per share for total proceeds of $2,008; 25,000 shares of common stock for cash on October 24, 2003 at $0.167 per share for total proceeds of $4,164; 25,000 shares of common stock for cash on November 18, 2003 at $0.167 per share for total proceeds of $4,164; 150,000 shares of common stock for cash on June 15, 2004 at $0.078 per share for total proceeds of $11,764; 100,000 shares of common stock for cash on July 28, 2005 at $0.084 per share for total proceeds of $8,385; and 50,000 shares of common stock for cash on September 14, 2005 at $0.084 per share for total proceeds of $4,193.

(31)

Del Thachuk, the father of Jefferson Thachuk, a director of the Company, acquired 37,500 shares of common stock for services on December 5, 2001 at a deemed price of $0.105 per share for a total value of $3,931; 22,222 shares of common stock for cash on December 16, 2002 at $0.145 per share for total proceeds of 3,229; 22,223 shares of common stock for cash on January 10, 2003 at $0.145 per share for total proceeds of $3,229; 11,111 shares of common stock for cash on August 1, 2003 at $0.167 per share for total proceeds of $1,851; and 4,445 shares of common stock for cash on August 6, 2003 at $0.167 per share for total proceeds of $740.

(32)	Richard Thomas acquired 100,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $7,800.

(33)	Glen Thorkelsson acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(34)	Gerry Van Overschot acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(35)

Russell Van Skiver acquired 66,667 shares of common stock for cash on March 7, 2003 at $0.145 per share for total proceeds of $9,667; 44,445 shares of common stock for cash on April 2, 2003 at $0.167 per share for total proceeds of $7,403; 22,223 shares of common stock for cash on May 13, 2003 at $0.167 per share for total proceeds of $3,702; 22,223 shares of common stock for cash on May 21, 2003 at $0.167 per share for total proceeds of $3,702; and 100,000 shares of common stock for cash on June 15, 2004 at $0.078 per share for total proceeds of $7,800.

(36)	Eric Verhoef acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(37)	Paul Visser acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(38)	Melton Vlassis acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(39)	Andrew Warnes acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

(40)	Andrew Yu acquired 200,000 shares of common stock for cash on June 15, 2004 at $0.078 per share for total proceeds of $15,600.

(41)

Greg Zakaib acquired 100,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $7,800; and 200,000 shares of common stock for cash on December 7, 2006 at $0.088 per share for total proceeds of $17,600.

     Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years; except for: 1) Kenneth Bogas and David Holmes, who currently serve as directors, and 2) John Omielan, who served and we anticipate will serve in the future as the author of our senior-level mathematics courses.

     All of persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

     No selling shareholder is an affiliate of a registered broker dealer.

     All of the foregoing shares were sold pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. All transactions took place outside the United States of America and all of the purchasers were non-US persons as defined in Regulation S.

     Rule 144 of the Securities Act of 1933 may or may not be available for the resale of the shares registered herein. Rule 144 is an exemption from the registration of the shares by the selling shareholders and may be used in lieu of reselling the shares under this registration statement. We have elected to register the shares for resale in order to eliminate the uncertainty of the availability of the exemption from registration contained in Rule 144.

Future Sales of Shares

     A total of 6,771,293 shares of common stock are issued and outstanding. Of the 6,771,293 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 3,496,293 are being offered for sale by the selling shareholders in this offering.

     Shares purchased in this offering will be immediately resalable without any restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of an unlimited number of shares of common stock, without par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     We refer you to our articles of incorporation, bylaws and the applicable statutes of the Federal Government of Canada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

     We act as our own stock transfer agent for our securities. We intend to retain a British Columbia registrar to act as our transfer agent.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This description is our counsel’s opinion of the material U.S. federal income tax considerations to investors who hold our common shares as a capital asset. Our counsel is Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201. This discussion is based upon, as of the date hereof, the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretation thereof, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. We have not obtained nor do we intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the Internal Revenue Service will not take contrary positions.

     As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is for United States federal income tax purposes:

*	a citizen or resident of the United States;
*

a corporation, or other entity taxed as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

*	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
*

a trust, if both (a) a United States court is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The discussion below does not address all of the United States federal income tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, nor does it address the tax consequences to U.S. Holders subject to special treatment under the United States federal income tax laws, such as:

*	certain financial institutions;
*	insurance companies;
*	traders in securities that elect to mark-to-market;
*	securities dealers;
*	partnerships or other entities classified as partnerships for United States federal income tax purposes;
*	tax-exempt organizations;
*	persons that hold the common shares as part of an integrated investment (including a straddle);
*	persons owning, directly, indirectly or constructively, 10% or more of our voting stock; and
*	persons whose “functional currency” is not the U.S. dollar. The discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

General

Distributions

     Subject to the discussion under “Special Tax Provisions” below, distributions of cash or property made by us with respect to the common shares will constitute dividends to U.S. Holders, to the extent that the distributions are made out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Dividends paid by us may be included in a U.S. Holder’s gross income and are taxable as ordinary income. If a portion of a distribution made by us with respect to the common shares exceeds its current and accumulated earnings and profits, that portion will be treated as nontaxable return of capital, which will reduce the U.S. Holder’s adjusted basis in the common shares (but not below zero). To the extent a distribution exceeds the U.S. Holder’s adjusted basis in the common shares; the distribution will constitute capital gain. Dividends received by a corporate U.S. Holder from us will not be eligible for the dividends received deduction.

     For United States foreign tax credit purposes, a distribution treated as a dividend for United States federal income tax purposes will constitute income from sources outside the United States. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the “Convention”), provides that dividends received in respect of the common shares generally will be subject to a 15% Canadian withholding tax. Subject to limitations set forth in the Code, as modified by the Convention, including certain minimal holding periods, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian tax withheld from dividends paid in respect of common shares. The limitation on foreign taxes eligible for the foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by us generally will constitute “passive income,” or in the case of certain U.S. Holders, “financial services income.” The rules relating to the United States foreign tax credit are extremely complex and the availability of the foreign tax credit depends on numerous factors. Prospective investors are urged to consult their own tax advisors concerning the application of the United States foreign tax credit rules in light of their particular circumstances.

     If a dividend is paid in a currency other than the U.S. dollar, the amount includible in a U.S. Holder’s gross income will be the U.S. dollar value of the dividend, calculated by reference to the exchange rate in effect on the date the U.S. Holder receives the dividend, regardless of whether the payment actually is converted into U.S. dollars. Gain or loss, if any, that a U.S. Holder realizes as a result of currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend in gross income to the date the U.S. Holder converts the payment into U.S. dollars will be treated as ordinary income or loss for United States federal income tax purposes. This gain or loss will be from sources within the United States for United States foreign tax credit purposes.

Dispositions

     Subject to the discussion of “Special Tax Provisions” immediately below, upon a sale or other taxable disposition of the common shares, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount of cash and the fair market value of other property that the U.S. Holder receives in the sale or other taxable disposition (the “amount realized”) and the U.S. Holder’s adjusted tax basis in the common shares. Subject to the passive foreign investment company rules discussed below, the U.S. Holder’s gain or loss will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the common shares were held by the U.S. Holder for more than one year.

     Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) are eligible for preferential United States federal income taxation rates. Any gain or loss recognized by U.S. Holders on a sale or other taxable disposition of the common shares will be treated as derived from U.S. sources for United States foreign tax credit purposes.

     The deduction of capital losses is subject to certain limitations under the Code. A capital loss realized by a non-corporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Any capital loss not utilized in any taxable year by a non-corporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year of the non-corporate U.S. Holder. A capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Any capital loss not utilized by a corporate U.S. Holder first must be carried back and applied against capital gain in the three years preceding the year of the sale or other taxable disposition giving rise to the capital loss, and then may be carried forward to the five taxable years subsequent to the year of the sale or other taxable disposition. The amount that a corporate U.S. Holder may carry back is limited, however, to an amount that does not increase or produce a net operating loss in the carry back year.

Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to distributions made by us to a U.S. Holder with respect to the common shares, or to the proceeds of a sale, redemption or other disposition of the common shares. Under the backup withholding rules, a paying agent may be required to withhold tax from a U.S. Holder’s distributions or proceeds, if the U.S. Holder fails to furnish a correct taxpayer identification number and comply with certain certification procedures, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Some U.S. Holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules may be claimed by a U.S. Holder as a credit against the U.S. Holder’s United States federal income tax liability and the U.S. Holder may be entitled to receive a refund, provided that the required information is furnished to the Internal Revenue Service.

Special Tax Provisions

     Some provisions of the Code specifically deal with the United States federal income tax treatment of investments by U.S. persons in foreign corporations and may alter the United States federal income tax consequences described above or propose special rules for United States foreign tax credit purposes.

Passive Foreign Investment Company

     U.S. persons owning shares of a “passive foreign investment company” (“PFIC”) are subject to a special United States federal income tax regime with respect to specified distributions received from the PFIC and gain from the sale or disposition of PFIC stock. A foreign corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

*	at least 75% of its gross income is “passive income;” or
*	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

     For this purpose, passive income includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from “qualified active sales” of commodities and “qualified hedging transactions” involving commodities, within the meaning of applicable Treasury Regulations. Based on certain estimates of our gross income and gross assets, we do not believe that it currently is a PFIC, nor does we anticipate becoming a PFIC in the foreseeable future. However, since PFIC status will be determined by us on an annual basis and PFIC status depends upon the composition of our income and assets (including, among others, less than 25% owned equity investments), and the nature of its activities, from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. We are unable to obtain an opinion of counsel at this time regarding PFIC status because the opinion of counsel is dependent upon the existing facts at the time the opinion is obtained. Further, no ruling will be sought from the Internal Revenue Service, regarding our characterization as a PFIC for United States federal income tax purposes.

     If we are treated as a PFIC for any taxable year during which a U.S. Holder held common shares, some adverse consequences could apply to the U.S. Holder (see discussion below). For this reason, if we are treated as a PFIC for any taxable year, a U.S. Holder may desire to make an election to treat us as a “qualified electing fund” (a “QEF”) with respect to the electing U.S. Holder. A QEF election should be made on or before the due date for filing the electing U.S. Holder’s United States federal income tax return for the first taxable year in which the common shares are held by the U.S. Holder and we are treated as a PFIC.

     If a timely QEF election is made, whether or not distributed by us, the electing U.S. Holder will be required to annually include in gross income (a) as ordinary income, a pro-rata share of our ordinary earnings, and (b) as long-term capital gain, a pro-rata share of our net capital gains. An electing corporate U.S. Holder will not be eligible for the dividends received deduction with respect to the income or gain included in gross income under this rule. In addition, in the event that we incur a net loss for a taxable year, the loss will not be available as a deduction to an electing U.S. Holder, and may not be carried forward or back in computing our ordinary earnings and net capital gains in other taxable years. In some cases in which a QEF does not distribute all of its earnings in a taxable year, electing U.S. Holders may be permitted to elect to defer the payment of some or all of their United States federal income taxes on the QEF’s undistributed earnings, subject to an interest charge on the deferred tax amount.

     If we are treated as a PFIC for any taxable year during which a U.S. Holder held common shares, we will provide to a U.S. Holder, upon written request, all information and documentation that the U.S. Holder is required to obtain in connection with making a QEF election for United States federal income tax purposes.

     A U.S. Holder fails to make a timely QEF election (or mark-to-market election, see discussion below) for any taxable year that we are treated as a PFIC, the United States federal income tax consequences to the U.S. Holder will be determined under the so-called “interest charge” method. Under the interest charge regime:

*

any gain derived from the disposition of PFIC stock (possibly including a gift, an exchange in a corporate reorganization, or a grant as security for a loan), as well as any “excess distribution” that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years, or the U.S. Holder’s holding period for the stock), will be treated as ordinary income that was earned ratably over each day in the U.S. Holder’s holding period for the PFIC stock;

*

the portion of the gain or distribution that is allocable to prior taxable years, other than any year before we became a PFIC, will be subject to United States federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder; and

*

an interest charge will be imposed on the resulting United States federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before we became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of a non-corporate U.S. Holder.

     In many cases, application of the interest charge regime will have substantially more onerous United States federal income tax consequences than would result if a timely QEF election is made by a U.S. holder. Accordingly, if we are treated as a PFIC for any taxable year, U.S. holders are urged to carefully consider whether to make a QEF election and the consequences of not making the election.

     As an alternative to the QEF election, a U.S. Holder of “marketable stock” in a PFIC may make a “mark-to-market” election, provided the PFIC stock is regularly traded on a “qualified exchange”. Under applicable Treasury Regulations, a “qualified exchange” includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on the exchange for any calendar year during which the stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We cannot assure U.S. Holders that the common stock will be treated as regularly traded on a qualified exchange.

     If a valid mark-to-market election is made, the electing U.S. Holder would (a) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of the taxable year and the U.S. Holder’s adjusted basis in the PFIC stock, and (b) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in income as a result of the mark-to-market election.

Foreign Personal Holding Company

     U.S. persons owning, directly or indirectly (on the last day of the corporation’s taxable year), shares of a foreign corporation that is a “foreign personal holding company” (“FPHC”) are required to include in their gross income a pro rata share of the FPHC’s “foreign personal holding company income” that has not been distributed by the corporation to its shareholders during its taxable year. A foreign corporation will constitute a FPHC if more than 50% of its stock (by vote or value) is owned (directly or indirectly) by five or fewer individuals who are U.S. citizens or residents and at least 60% (50% in certain years following the year in which the corporation becomes a FPHC) of its gross income consists of “foreign personal holding company income.” “Foreign personal holding company income” includes interest, dividends, royalties, certain rents, and gain from the sale of stock or securities. Based upon the expected size and distribution of common shares in the offering and among current holders, we do not expect to meet the FPHC stock ownership test immediately after the offering and, therefore, will not be a FPHC at such time. We do not expect to meet the income test immediately after the offering and, therefore, will not qualify as a FPHC based upon our income. However, future changes of ownership and income could cause us to become a FPHC.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is our counsel’s opinion of material Canadian federal income tax considerations applicable to the holders of common shares acquired pursuant to this offering who at all relevant times hold such common shares as capital property, deal at arm’s length with us, and are not affiliated with us, all within the meaning of the Income Tax Act (Canada) (the “Canadian Tax Act”). Our counsel is Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201. The common shares will be considered to be capital property to you unless held in the course of carrying on a business, in an adventure in the nature of trade, or as “mark-to-market property” for purposes of the Canadian Tax Act. Shareholders who will not hold our common shares as capital property should consult their own tax advisors regarding their particular circumstances, as this summary does not apply to these holders. This summary does not take into account the potential application to certain “financial institutions,” as defined in the Canadian Tax Act, of the “mark-to-market” rules. This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and counsel’s understanding of the current published administrative practices and policies of the Canada Revenue Agency, all in effect as of the date of this document. This summary takes into account all specific proposals to amend the Canadian Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this document, although no assurances can be given that the proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

Holders Resident in Canada

     The following section of this summary applies to a holder of our common shares who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (referred to in this summary as a “Canadian holder”). A Canadian holder whose our common shares might not otherwise qualify as capital property may be entitled to obtain such qualification in certain circumstances by making an irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

Taxation of Dividends

     In the case of a Canadian holder who is an individual, dividends received or deemed to be received by the holder of our common shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. Dividends received by a corporation on our common shares must be included in computing the corporation’s income but will be deductible in computing its taxable income. A “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, will be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on our common shares to the extent that such dividends are deductible in computing its taxable income.

Disposition of Common Shares by Residents of Canada

     A disposition or deemed disposition of our common shares by a Canadian holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian holder of such shares immediately before the disposition. Under the provisions of the Canadian Tax Act, one-half of any capital gain realized by a Canadian holder will be required to be included as a taxable capital gain in computing income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized by a Canadian holder may be deducted against taxable capital gains realized in the year of disposition. Subject to detailed rules contained in the Canadian Tax Act, any excess of allowable capital losses over taxable capital gains may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains of those other taxation years.

     Capital gains realized by an individual or trust (other than certain specified trusts) may be subject to alternative minimum tax under the Canadian Tax Act. If the Canadian holder of common shares is a corporation, the amount of any capital loss realized on the disposition or deemed disposition of a common share may be reduced by the amount of dividends received or deemed to have been received by it on such common share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

     A Canadian-controlled private corporation (as defined in the Canadian Tax Act), may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Disposition of Common Shares by Non-Canadian Residents

     A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of our common shares.

Holders Not Resident In Canada

     The following portion of the summary is applicable to one of our shareholders:

*	who, at all relevant times, is neither a resident nor deemed to be a resident of Canada for purposes of the Canadian Tax Act and any applicable tax treaty or convention;

*	who does not use or hold (and will not use or hold) and is not deemed to use or hold our common shares in, or in the course of, carrying on a business in Canada; and

*

to whom our common shares do not constitute “taxable Canadian property” for purposes of the Canadian Tax Act (referred to in this summary as a “Non-Resident Shareholder”). Special rules which are not discussed in this summary apply to a non-resident that carries on an insurance business in Canada or elsewhere.

     Our common shares will not be taxable Canadian property to a Non-Resident Shareholder at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the New York Stock Exchange and the Nasdaq National Market) at that time, and the holder, persons with whom the holder does not deal at arm’s length, or the holder together with all such persons has not owned 25% or more of our issued shares of any class or series in the capital at any time during the 60-month period that ends at the particular time. For this purpose, it is the position of the Canada Revenue Agency that holders of an interest in or option to acquire our common shares will be considered to hold the common shares to which such interest or option relates. Common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Canadian Tax Act.

Taxation of Dividends

     Dividends on our common shares paid or credited or deemed under the Canadian Tax Act to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in any applicable tax treaty where the holder is a resident of a country with which Canada has an income tax treaty. If the Non-Resident

Shareholder is a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on our common shares will be subject to Canadian withholding tax at the rate of 15%.

SHARES ELIGIBLE FOR FUTURE SALE

U.S. Eligibility for Future Sales

     A total of 3,290,000 shares of common stock were issued to officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. 3,496,293 of the 6,771,293 shares outstanding are being registered for resale in this offering. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     There is no public trading market for our common stock. There are 650,000 stock options outstanding that entitle the holders to purchase 650,000 shares of our common stock. There are no outstanding warrants to purchase, or securities convertible into, our common stock. There are 42 holders of record for our common stock.

CERTAIN TRANSACTIONS

     We have entered into an agreement with Jefferson Thachuk wherein we pay Mr. Thachuk wherein we agreed to pay Mr. Thachuk CAD$3,000.00 per month to serve as our principal executive officer. Mr. Thachuk has forgiven the salary for the past two fiscal years. To serve as our principal executive officer, Mr. Thachuk was also granted stock options. All stock options have a ten year life. On April 22, 2005, Mr. Thachuk was granted an option to acquire up to 75,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Thachuk and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. All options are fully vested and none have been exercised.

     We have entered into an agreement with Raven Kopelman wherein we pay Mr. Kopelman CAD$25.00 for each hour for work performed as a Programmer. To serve as our chief programmer, Mr. Kopelman was also granted stock options. All stock options have a ten year life. On January 19, 2002, Mr. Kopelman was granted an option to acquire up to 75,000 shares of common stock at an exercise price of CAD$0.17 per share and on April 22, 2005, Mr. Kopelman was granted an option to acquire up to 75,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Kopelman and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in new exercise prices of USD$0.14 per share and USD$0.13 per share respectively. All options are fully vested and none have been exercised.

     To serve as a director, on March 31, 2006, Jefferson Thachuk received an option to acquire up to 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Thachuk and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. All of Mr. Thachuk’s options are fully vested and none have been exercised. To serve as a director, on March 31, 2006, Raven Kopelman received an option to acquire up to 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Kopelman and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. All of Mr. Kopelman’s options are fully vested and none have been exercised. To serve as a director, on May 4, 2007, David Holmes received an option to acquire up to 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Holmes and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. All of Mr. Holmes’ options are fully vested and none have been exercised. To serve as a director, on March 30, 2007, Kenneth Bogas received an option to acquire up to 100,000 shares of common stock at an exercise price of CAD$0.15 per share. On November 3, 2008, Mr. Bogas and the Company agreed to convert the exercise price of the options into U.S. dollars, resulting in a new exercise price of USD$0.13 per share. All of Mr. Bogas’ options are fully vested and none have been exercised. The options granted to Messrs Thachuk and Kopelman are in addition to the options granted to them in their capacities as officers.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to March 31, 2008, included in this prospectus have been audited by Chang Lee LLP, Chartered Accountants, 505-815 Hornby Street, Vancouver, British Columbia, Canada V6Z 2E6 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares of common stock be offered herein.

FINANCIAL STATEMENTS

     Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

     Unaudited statements for the six months ended September 30, 2008 and audited financial statements for the years ended March 31, 2008 and March 31, 2007, immediately follow

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
BALANCE SHEETS
(Expressed in US Dollars)

	September 30,	March 31,
	2008	2008
	(unaudited)	(audited)

ASSETS
CURRENT
Cash and cash equivalents	$2,369	$-
Goods and services tax receivable	2,772	5,619
Prepaid Expenses	7,831	7,593

TOTAL CURRENT ASSETS	12,972	13,212

EQUIPMENT (Note 4)	441	516
WEBSITE DEVELOPMENT COSTS (Note 5)	6,108	10,881
INTANGIBLE ASSET (Note 6)	322	352

TOTAL ASSETS	$19,843	$24,961

LIABILITIES
CURRENT
Bank indebtedness	$-	$26
Accounts Payable and accrued liabilities	17,878	4,131
Loan from a shareholder (Note 7)	65,100	28,371

TOTAL CURRENT LIABILITIES	82,978	32,528

STOCKHOLDERS' DEFICIENCY
SHARE CAPITAL (Note 8)
Authorized:
Unlimited voting common shares without par value
Issued and outstanding:
6,771,293 common shares	681,999	681,999

ADDITIONAL PAID IN CAPITAL	183,078	164,740
ACCUMULATED OTHER COMPREHENSIVE LOSS	(5,404)	(7,526)
DEFICIT, accumulated during the development stage	(922,808)	(846,780)

TOTAL STOCKHOLDER'S (DEFICIENCY)	(63,135)	(7,567)

TOTAL LIABILITIES AND STOCKHOLDER'S (DEFICIENCY)	$19,843	$24,961

CONTINGENT LIABILITIES (Note 10)

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in U.S. Dollars)
(Unaudited)

					Cumulative from
					inception
	Three months ended September 30,		Six months ended September 30,		(December 3, 2001) to
	2008	2007	2008	2007	September 30, 2008

REVENUE	$321	$3	$321	$132	$1,148

EXPENSES
Amortization	2,268	3,906	4,609	7,625	33,307
Consulting fee	-	-	-	-	20,928
Interest on shareholder loan	500	279	793	543	3,547
Interest and bank charges	486	416	1,007	774	7,198
Office and miscellaneous	666	554	1,220	1,020	13,565
Professional fees	26,473	2,114	47,771	7,987	106,669
Repairs and maintenance	-	-	-	-	869
Salaries and wages	8,812	8,677	18,775	17,262	299,520
Stock based compensation	-	206	-	8,448	410,985
Telephone and utilities	330	120	672	120	8,936
Advertising and promotion	1,079	94	1,518	227	4,303
Write down in website development costs	-	-	-	-	14,145

	40,614	16,366	76,365	44,006	923,972

OTHER INCOME
Interest income	-	-	16	-	16

NET LOSS FOR THE PERIOD	(40,293)	(16,363)	(76,028)	(43,874)	(922,808)

CURRENCY TRANSLATION ADJUSTMENT	1,923	1,804	2,122	4,731	(5,404)

COMPREHENSIVE LOSS FOR THE PERIOD	$(38,370)	$(14,559)	$(73,906)	$(39,143)	$(928,212)

Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding
- basic and diluted	6,771,293	6,771,293	6,771,293	6,766,559

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)
(Unaudited)

			Cumulative from
			inception
	Six months ended September 30,		(December 3, 2001) to
	2008	2007	September 30, 2008
OPERATING ACTIVITIES
Net (loss) for the period	$(76,028)	$(43,874)	$(922,808)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization	4,609	7,625	33,307
Foreign exchange gain/loss	-	-	(23,723)
Forgiveness of debt	17,545	16,801	122,857
Imputed interests	793	543	3,547
Share issued for services / debts	-	2,450	26,301
Stock based compensation	-	8,448	410,985
Write down of website development costs	-	-	14,145
Changes in non-cash working capital:
Goods and service tax receivable	2,735	(108)	(1,383)
Prepaid expenses	(525)	-	6,852
Accounts payables and accrued liabilities	14,354	(7,086)	15,868

NET CASH USED IN OPERATING ACTIVITIES	(36,517)	(15,201)	(314,052)

INVESTING ACTIVITIES
Equipment	-	-	(1,871)
Website development costs	-	-	(44,393)
Intangible asset	-	(346)	(369)

NET CASH USED IN INVESTING ACTIVITIES	-	(346)	(46,633)

FINANCING ACTIVITIES
Issuance of common shares	-	-	299,431
Loan from a shareholder	38,990	-	63,428

NET CASH FROM FINANCING ACTIVITIES	38,990	-	362,859

EFFECT OF EXCHANGE RATE ON CASH	(78)	3,522	195

NET INCREASE (DECREASE) IN CASH	2,395	(12,025)	2,369

CASH AND CASH EQUIVALENTS -
Beginning of Period	(26)	29,450	-

CASH AND CASH EQUIVALENTS - End of Period	$2,369	$17,425	$2,369

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
December 3, 2001 (inception) to September 30, 2008
(Expressed in U.S. Dollars)
(Unaudited)

				DEFICIT	ACCUMULATED
				ACCUMULATED	OTHER
			ADDITIONAL	DURING	COMPREHENSIVE	TOTAL
	COMMON STOCK		PAID-IN	DEVELOPMENT	INCOME	STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	STAGE	(LOSS)	EQUITY (DEFICIENCY)

Stock issued for service at $0.105 per share
on December 5, 2001	37,500	3,931	-	-		3,931
Stock issued for cash at $0.0004 per share
on December 5, 2001, revalued at $0.105 per share	3,375,000	353,767	-	-		353,767
Stock issued for cash at $0.105 per share
on December 5, 2001	150,000	15,722	-	-		15,722
Stock-based compensation on 75,000 options granted			6,026			6,026
Comprehensive income (loss):
Currency translation adjustment					(9)	(9)
(Loss) for the period	-	-	-	(376,277)		(376,277)

Balance, March 31, 2002	3,562,500	373,420	6,026	(376,277)	(9)	3,160

Stock issued for cash at $0.110 per share
on April 5, 2002	117,647	12,916	-	-		12,916
Stock issued for cash at $0.145 per share
on June 18, 2002	44,445	6,458	-	-		6,458
Exercise of warrants at $0.110 per share
on August 15, 2002	117,647	12,916	-	-		12,916
Stock issued for cash at $0.145 per share
on December 16, 2002	22,222	3,229	-	-		3,229
on January 10, 2003	22,223	3,229	-	-		3,229
on January 21, 2003	44,445	6,458	-	-		6,458
on March 7, 2003	102,845	14,944	-	-		14,944
on March 13, 2003	13,822	2,008	-	-		2,008
Stock issued for debt at $0.145 per share
on January 15, 2003	11,111	1,615	-	-		1,615
Imputed interest from shareholder loan			340			340
Stock-based compensation on 25,000 options granted			1,957			1,957
Comprehensive income (loss):
Currency translation adjustment					197	197
(Loss) for the year	-	-	-	(67,360)		(67,360)

Balance, March 31, 2003	4,058,907	437,194	8,323	(443,637)	188	2,068

Stock issued for cash at $0.167 per share
on April 2, 2003	44,445	7,403	-	-		7,403
on May 13, 2003	22,223	3,702	-	-		3,702
on May 21, 2003	22,223	3,702	-	-		3,702
on June 23, 2003	66,667	11,105	-	-		11,105
on August 1, 2003	22,222	3,702	-	-		3,702
on August 6, 2003	22,223	3,702	-	-		3,702
on October 24, 2003	25,000	4,164	-	-		4,164
on November 18, 2003	25,000	4,164	-	-		4,164

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
December 3, 2001 (inception) to September 30, 2008
(Expressed in U.S. Dollars)
(Unaudited)

				DEFICIT	ACCUMULATED
				ACCUMULATED	OTHER
			ADDITIONAL	DURING	COMPREHENSIVE	TOTAL
	COMMON STOCK		PAID-IN	DEVELOPMENT	INCOME	STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	STAGE	(LOSS)	EQUITY (DEFICIENCY)

Stock issued for debt at $0.167 per share
on April 15, 2003	11,111	1,851	-	-		1,851
on July 15, 2003	11,111	1,851	-	-		1,851
on October 15, 2003	11,111	1,851	-	-		1,851
Comprehensive income (loss):
Currency translation adjustment					(265)	(265)
(Loss) for the year	-	-	-	(63,056)		(63,056)

Balance, March 31, 2004	4,342,243	484,390	8,323	(506,693)	(77)	(14,057)

Stock issued for cash at $0.078 per share
on June 15, 2004	600,000	47,054	-	-		47,054
on June 30, 2004	200,000	15,685	-	-		15,685
on December 17, 2004	755,000	59,210	-	-		59,210
Forgiveness of debt by a director and shareholder	-	-	3,921	-		3,921
Comprehensive income (loss):
Currency translation adjustment					(12,847)	(12,847)
(Loss) for the year	-	-	-	(65,452)		(65,452)

Balance, March 31, 2005	5,897,243	606,339	12,244	(572,145)	(12,924)	33,514

Exercise of warrants at $0.084 per share
on July 28, 2005	100,000	8,385	-	-		8,385
on September 14, 2005	50,000	4,193				4,193
Stock issued for debt at $0.084 per share		-
on March 15, 2006	197,800	16,586	-	-		16,586
Forgiveness of debt by a director and shareholder			34,798			34,798
Imputed interest from shareholder loan			350			350
Stock-based compensation on 450,000 options granted			31,972			31,972
Comprehensive income (loss):
Currency translation adjustment					1,059	1,059
(Loss) for the year	-	-	-	(112,773)		(112,773)

Balance, March 31, 2006	6,245,043	635,503	79,364	(684,918)	(11,865)	18,083

Stock issued for cash at $0.088 per share
on November 24, 2006	300,000	26,369	-	-		26,369
on December 7, 2006	200,000	17,579	-	-		17,579
Forgiveness of debt by a director and shareholder			31,643			31,643
Imputed interest from shareholder loan			939			939
Stock-based compensation on 100,000 options granted			7,932			7,932
Comprehensive income (loss):
Currency translation adjustment					(108)	(108)
(Loss) for the year	-	-	-	(65,430)		(65,430)

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
December 3, 2001 (inception) to September 30, 2008
(Expressed in U.S. Dollars)
(Unaudited)

				DEFICIT	ACCUMULATED
				ACCUMULATED	OTHER
			ADDITIONAL	DURING	COMPREHENSIVE	TOTAL
	COMMON STOCK		PAID-IN	DEVELOPMENT	INCOME	STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	STAGE	(LOSS)	EQUITY (DEFICIENCY)

Balance, March 31, 2007	6,745,043	679,451	119,877	(750,348)	(11,973)	37,006

Stock issued for debt at $0.097 per share
on May 4, 2007	26,250	2,548	-	-		2,548
Forgiveness of debt by a director and shareholder			34,950			34,950
Imputed interest from shareholder loan			1,126			1,126
Stock-based compensation on 100,000 options granted			8,787			8,787
Comprehensive income (loss):
Currency translation adjustment					4,447	4,447
(Loss) for the year	-	-	-	(96,432)		(96,432)

Balance, March 31, 2008	6,771,293	681,999	164,740	(846,780)	(7,526)	(7,567)

Forgiveness of debt by a director and shareholder			17,545			17,545
Imputed interest from shareholder loan			793			793
Comprehensive income (loss):
Currency translation adjustment					2,122	2,122
(Loss) for the period				(76,028)		(76,028)

Balance, September 30, 2008	6,771,293	$681,999	$183,078	$(922,808)	$(5,404)	$(63,135)

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

1. Nature of Operations

InsightfulMind Learning, Inc. (“the Company”) was incorporated under the Canada Business Corporations Act on December 3, 2001 under the name “The LectureNet Learning Corporation” and was registered extra-provincially in the Province of British Columbia on January 24, 2002. The name of the Company was changed to “InsightfulMind Learning, Inc.” effective August 26, 2002.

The Company is engaged primarily in the development of educational courses which it plans to market on the internet. The Company is located in the City of Vancouver, Province of British Columbia, Canada.

Note 2 - Basis of Presentation - Going Concern Uncertainties

The Company is considered a development stage company as defined by Financial Accounting Standards Board Statement No. 7. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in United States, which contemplate continuation of the Company as a going concern. However, the Company has limited operations and has sustained operating losses in recent years resulting in an accumulated deficit. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations.

The Company's ability to continue as a going concern is in substantial doubt and is dependent upon obtaining additional financing and/or achieving a sustainable profitable level of operations. Management plans to obtain additional financing through the issuance of shares, in order to allow the Company to complete its development phase and commence earning revenue. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities other than in the normal course of business.

The Company will seek additional equity as necessary and it expects to raise funds through private or public equity investment in order to support existing operations and expand the range of its business. There is no assurance that such additional funds will be available for the Company on acceptable terms, if at all.

Information on the Company’s working capital and deficit is:

	September 30,	March 31,
	2008	2008

Working capital (deficit)	$(70,006)	$(19,316)
Deficit	922,808	846,780

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 3 – Summary of Significant Accounting Policies

(a) Basis of Accounting

The financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles of United States of America (US GAAP).

(b) Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from the estimates.

(c) Foreign currency translation and transactions

The Company’s functional currency is Canadian dollars. Transactions in other currencies are recorded in Canadian dollars at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into Canadian dollars at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the statements of operations.

The Company has chosen U.S. dollars as its reporting currency. Assets and liabilities are translated into the reporting U.S. dollars at exchange rates at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rates. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of stockholders’ equity (deficiency).

(d) Cash and cash equivalents

Cash and cash equivalents are highly liquid investments, such as cash on hand and term deposits with major financial institutions, having a term to maturity of three months or less at the date of acquisition that are readily convertible to known amounts of cash. As at September 30, 2008 and March 31, 2008, there were no cash equivalents.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 3 – Summary of Significant Accounting Policies - Continued

(e) Equipment

Equipment is recorded at cost less accumulated amortization. Equipment is amortized over estimated useful lives using the following rates and methods:

Office equipment	20%	declining balance method
Computer equipment	30%	declining balance method
Computer software	100%	declining balance method

Amortization is provided at one half of the stated rates in the year of acquisition.

(f) Concentration of credit risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As at September 30, 2008, the Company had $nil (March 31, 2008 - $nil) in a bank beyond insured limits.

(g) Website development costs

Website development costs are for the development of the Company's corporate website and web-based courses. These costs have been capitalized when acquired or developed, and installed, and are being amortized over their estimated useful life of three years on a straight line basis. The Company accounts for these costs in accordance with EITF 00-2, Accounting for Website Development Costs, which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense totals to $2,230 (2007: $3,859) and $4,531 (2007: $7,533) for the three-month and six-month periods ended September 30, 2008 respectively.

(h) Intangible assets

On January 8, 2008, the Company obtained the registered trademark “MathNote” from the United States Patent and Trademark Office. Intangible asset represents the trademark and is recorded at cost less accumulated amortization. The trademark is amortized over its estimated useful life of 10 years.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 3 – Summary of Significant Accounting Policies - Continued

(i) Impairment of long lived assets

Long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value has become impaired, in accordance with the guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

(j) Asset retirement obligation

The Company has adopted SFAS No.143, Reporting Asset Retirement Obligations. An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets that the Company is required to settle. The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The carrying amount of the related long-lived asset is increased by the same amount as the liability. To date, the Company has not incurred any asset retirement obligations.

(k) Advertising expenses

Advertising costs are expensed as incurred. Advertising expense for three-month and six-month periods ended September 30, 2008 were $1,079 (2007: $94) and $1,518 (2007: $227), respectively.

(l) Stock based compensation

The Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123 (revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. Prior to the adoption of SFAS No. 123 (revised 2004), the Company adopted the fair value method of accounting for stock-based compensation as recommended by the Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 3 – Summary of Significant Accounting Policies - Continued

(m) Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the year. The Company has adopted SFAS No.128, Earnings per Share, and uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the period. Diluted loss per share is equal to basic loss per share because there are no potential dilutive securities.

(n) Income taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

(o) Fair value of financial instruments

The estimated fair values for financial instruments under SFAS No. 107, Disclosure about Fair Value of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and can not be determined with precision. The estimated fair value of the Company’s financial instruments includes cash and cash equivalents, accounts payable and accrued liabilities and loan from a shareholder. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

(p) Comprehensive income (loss)

The Company accounts for comprehensive income under the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statements of Operations and Comprehensive Income (Loss). The Company’s comprehensive income (loss) consists of net earnings (loss) for the year and currency translation adjustments.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 3 – Summary of Significant Accounting Policies - Continued

(q) Revenue recognition

The Company’s revenue consists of sales of internet educational courses to end-users through the Company’s website which is recognized when services are rendered and payments are received or rights to receive consideration are obtained and collection of consideration is reasonably assured.

(r) Recent Accounting Pronouncements

In December 2007, the FASB ratified EITF No. 07-1, Accounting for Collaborative Arrangements, that discusses how parties to a collaborative arrangement (which does not establish a legal entity within such arrangement) should account for various activities. The consensus indicates that costs incurred and revenues generated from transactions with third parties (i.e. parties outside of the collaborative arrangement) should be reported by the collaborators on the respective line items in their income statements pursuant to EITF Issue No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent., Additionally, the consensus provides that income statement characterization of payments between the participants in a collaborative arrangement should be based upon existing authoritative pronouncements; analogy to such pronouncements if not within their scope; or a reasonable, rational, and consistently applied accounting policy election. EITF Issue No. 07-1 is effective for financial statements beginning after December 15, 2008 and is to be applied retrospectively to all periods presented for collaborative arrangements existing as of the date of adoption. The Company is evaluating the impact, if any, the adoption of this consensus will have on the results of operations, financial position or cash flows.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” (previously FSP APB 14-a), which will change the accounting treatment for convertible securities which the issuer may settle fully or partially in cash. Under the final FSP, cash settled convertible securities will be separated into their debt and equity components. The value assigned to the debt component will be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability will be recorded as additional paid-in capital. As a result, the debt will be recorded at a discount reflecting its below market coupon interest rate. The debt will subsequently be accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement. This change in methodology will affect the calculations of net income and earnings per share for many issuers of cash settled convertible securities. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial statements.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 3 – Summary of Significant Accounting Policies - Continued

(r) Recent Accounting Pronouncements - continued

In May 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. This Statement identifies the sources for generally accepted accounting principles (“GAAP”) in the U.S. and lists the categories in descending order. An entity should follow the highest category of GAAP applicable for each of its accounting transactions. The adoption will not have a material effect on the Company’s financial statements.

In June 2008, the Financial Accounting Standards Board (FASB) issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and affects entities that accrue cash dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the awards. FSP EITF 03-6-1 states that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of FSP EITF 03-6-1 to have a material impact on its financial statements.

Note 4 - Equipment

Equipment at September 30, 2008 and March 31, 2008 is summarized as follows:

		Accumulated	Net book
September 30, 2008	Cost	depreciation	value

Office equipment	$1,294	$978	$316
Computer equipment	991	866	125
	$2,285	$1,844	$441

		Accumulated	Net book
March 31, 2008	Cost	depreciation	value

Office equipment	$1,342	$978	$364
Computer equipment	1,027	875	152
Computer software	975	975	-
	$3,344	$2,828	$516

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 5 - Website Development Costs

The Company’s website development was substantially completed in October 2005 and the capitalized cost is amortized over 3 years. The website development costs are summarized as follows:

		Accumulated	Net book
September 30, 2008	Cost	amortization	value

Website development costs	$26,315	$20,207	$6,108

		Accumulated	Net book
March 31, 2008	Cost	amortization	value

Website development costs	$27,286	$16,405	$10,881

During the year ended March 31, 2008, the Company discontinued two web-based courses marketed through the Company’s corporate website and the related remaining unamortized costs ($14,145) was written off during the year.

Note 6 - Intangible Assets

Intangible asset at September 30, 2008 and March 31, 2008 are summarized as follows:

		Accumulated	Net book
September 30, 2008	Cost	amortization	value

Patent	$358	$36	$322

		Accumulated	Net book
March 31, 2008	Cost	amortization	value

Patent	$372	$20	$352

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 7 - Loan From A Shareholder

Loan from a shareholder represents a series of loans from a director and shareholder of the Company which are unsecured, non-interest bearing and due on demand. The Company charged imputed interest of 4% per annum and recorded as additional paid in capital of $793 for the six months ended September 30, 2008 (2007 - $543).

A director and shareholder of the Company waived $17,545 of the management fee payable for his services rendered during the six months period ended September 30, 2008. The amount was recorded as additional paid in capital during six months period ended September 30, 2008.

Note 8 - Stockholders’ Equity

(a) Common Stock

On December 5, 2001, the Company (i) issued 3,375,000 common shares for cash to the founder and sole director of the Company at $0.0004 per share; (ii) issued 37,500 common shares for service to a party related to the founder of the Company at $0.105 per share; and (iii) issued 150,000 common shares for cash to the sole director of the Company pursuant to a private placement at $0.105 per share. The Company recorded the 3,375,000 shares issued to the founder at fair value at $0.105 per share and recorded a stock based compensation of $352,337.

On April 1, 2002, the board of directors approved a 1.5 for 1 forward stock split of the Company’s issued and outstanding shares of common stock. These Financial Statements of the Company have been restated to reflect the 1.5 for 1 forward stock split.

For the fiscal year ended March 31, 2003, the Company issued (i) 117,647 units for cash at $0.110 per unit for total proceeds of $12,916; (ii) issued 250,002 common shares for cash at $0.145 per share for total proceeds of $36,326; (iii) issued 117,647 common shares upon the exercise of warrants for cash at $0.110 per share for total proceeds of $12,916; and (iv) issued 11,111 common shares for the settlement of debt at $0.145 per share for the total debt of $1,615. In connection with the above unit issuance, each unit consisted of one common share and one share purchase warrant with an exercise price at $0.110 per share. The Company adopted the residual approach and allocated the total proceeds to the common shares and $nil to the share purchase warrants.

For the fiscal year ended March 31, 2004, the Company (i) issued 250,003 common shares for cash at $0.167 per share for total proceeds of $41,644; and (ii) issued 33,333 common shares for the settlement of the debt at $0.167 for the total debt of $5,552.

For the fiscal year ended March 31, 2005, the Company (i) issued 600,000 units for cash at $0.078 per unit for total proceeds of $47,054; and (ii) issued 955,000 common shares for cash at $0.078 per share for total proceeds of $74,895. Each unit consisted of one common share and one share purchase warrant with an exercise price at $0.078 per share. The Company adopted the residual approach and allocated the total proceeds to the common stocks and $nil to the share purchase warrants.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 8 - Stockholders’ Equity - Continued

(a) Common Stock - Continued

For the fiscal year ended March 31, 2006, the Company (i) issued 150,000 common shares at $0.084 per share pursuant to the exercise of warrants for total proceeds of $12,578; and (ii) issued 197,800 common shares at $0.084 per share for the settlement of debt of $16,586.

For the fiscal year ended March 31, 2007, the Company issued 500,000 common shares for cash at $0.088 per share for total proceeds of $43,948.

For the fiscal year ended March 31, 2008, the Company issued 26,250 common shares at $0.097 per share for the settlement of debt of $2,548.

(b) Stock Options

Since inception, the Company has entered into various stock option agreements with its directors, employees and consultants.

During the year ended March 31, 2008, the Company granted a director the option to purchase 100,000 shares of common stock at an exercise price per share of $0.146. The option vested immediately and expires 10 years from the date of the grant.

The fair value of each option granted for the year ended March 31, 2008 has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Year ended
March 31, 2008

Expected volatility	105.50%
Risk-free interest rate	4.19%
Expected life	10 years
Dividend yield	0.00%

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 8 - Stockholders’ Equity - Continued

(b) Stock Options

The weighted average fair value of stock options granted during the year ended March 31, 2008 is summarized as follows:

	Weighted	Weighted
	average	average
	exercise	fair
	price	value

Exercise price is above market price at date of grant	$0.15	$0.09

There was no option granted, exercised or expired during the six months ended September 30, 2008.

During the three-month and six-month periods ended September 30, 2008, the Company incurred a total of $nil (2007: $206) and $nil (2007: $8,448) in stock based compensation expenses respectively.

Changes in stock options for the six months ended September 30, 2008 and year ended March 31, 2008 are summarized as follows:

	Options Outstanding
		Weighted
		average
	Number of	exercise
	shares	price

Balance, March 31, 2007	650,000	$0.13
Granted	100,000	0.15
Cancelled	(100,000)	0.15
Balance, September 30, 2008 and March 31, 2008	650,000	0.15

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 8 - Stockholders’ Equity - Continued

(b) Stock Options - Continued

The Company has the following options outstanding and exercisable at September 30, 2008:

	Outstanding			Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	September 30,	Contractual	Exercise	September 30,	Exercise
Prices	2008	Life (Years)	Price	2008	Price

$0.14	550,000	7.62	$0.14	550,000	$0.14
0.16	75,000	3.30	0.16	75,000	0.16
0.24	25,000	3.61	0.24	25,000	0.24
$0.14 - $0.25	650,000	6.97	0.15	650,000	0.15

The Company has the following options outstanding and exercisable at March 31, 2008:

	Outstanding			Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	March 31,	Contractual	Exercise	March 31,	Exercise
Prices	2008	Life (Years)	Price	2008	Price

$0.15	550,000	8.13	$0.15	550,000	$0.15
0.17	75,000	3.81	0.17	75,000	0.17
0.25	25,000	4.11	0.25	25,000	0.25
$0.15 - $0.25	650,000	7.47	0.16	650,000	0.16

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 8 - Stockholders’ Equity - Continued

(c) Warrants

In the past, the Company issued warrants entitling the holders to acquire common shares of the Company Movements of warrants are summarized as follows:

	Number of	Exercise
	warrants	price

Balance, March 31, 2007	650,000	$0.09
Expired	(650,000)	0.09
Balance, September 30, 2008 and March 31, 2008	-

There were no share purchase warrants outstanding as at September 30, 2008 and March 31, 2008.

Note 9 - Statement of Cash Flows - Supplemental Information

No cash was paid in respect to interest or income taxes during the period from incorporation on December 3, 2001 to September 30, 2008.

For the purpose of statements of cash flows, the cash and cash equivalents is comprised of:

	September 30,	March 31,
	2008	2008

Cash and cash equivalents	$2,369	$-
Bank indebtedness	-	(26)
	$2,369	$(26)

Note 10 - Contingent Liabilities

Management of the Company has opted for the Company to self-insure against business and liability risks rather than purchase third party insurance coverage. Consequently the Company is exposed to financial losses or failure as a result of these risks.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
Notes to Financial Statements
(Unaudited)
(Expressed in U.S. Dollars)
Six Months Ended September 30, 2008

Note 11 - Related Party Transactions

During the three-month and six-month periods ended September 30, 2008, the Company paid $384 (2007: $nil) and $780 (2007: $nil) in director fees to the directors of the Company respectively.

During the three-month and six-month periods ended September 30, 2008, the Company accrued and paid salary of $8,811 (2007: $8,677) and $18,775 (2007: $17,262) to two directors of the Company respectively. Included in the accrued salary, $8,635 (2007: $8,605) and $17,545 (2007: $16,801) were forgiven by a director of the Company and credited to the additional paid-in capital respectively.

See Note 7.

Note 12 – Subsequent Events

On November 17, 2008, the director and shareholder to whom the Company is indebted regarding the loan from a shareholder, lent the Company a further CAD$10,000 for working capital. The additional CAD$10,000 loan is unsecured, non-interest bearing and due on demand.

On November 3, 2008, the Company’s board of directors has approved to denominate its exercise price of current existing stock options of 550,000, 75,000 and 25,000 to the US dollars at $0.13, $0.14 and $0.21 per share, respectively.

Chang Lee LLP Chartered Accountants
505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-688-3373
E-mail: info@changleellp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

INSIGHTFULMIND LEARNING, INC.
(A development stage company)

We have audited the balance sheets of Insightfulmind Learning, Inc. (“the Company”) (a development stage company) as at March 31, 2008 and 2007 and the related statements of stockholders’ equity, operations and cash flows for the years then ended and for the period cumulative from inception December 3, 2001 (inception) to March 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended and for the period cumulative from inception on December 3, 2001 to March 31, 2008 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations since its inception and has not yet generated any revenue. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	CHANG LEE LLP
November 3, 2008	Chartered Accountants

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
BALANCE SHEETS
(Expressed in U.S. Dollars)

	March 31	March 31
	2008	2007

ASSETS
CURRENT
Cash and cash equivalents	$-	$29,450
Goods and services tax receivable	5,619	3,623
Prepaid expenses	7,593	8,280

TOTAL CURRENT ASSETS	13,212	41,353

EQUIPMENT (Note 3)	516	595

WEBSITE DEVELOPMENT COSTS (Note 4)	10,881	22,118

INTANGIBLE ASSETS (Note 5)	352	-

TOTAL ASSETS	$24,961	$64,066

LIABILITIES
CURRENT
Bank indebtedness	26	-
Accounts payable and accrued liabilities	4,131	1,959
Loan from a shareholder (Note 6)	28,371	25,100

TOTAL CURRENT LIABILITIES	$32,528	$27,059

STOCKHOLDERS' EQUITY (DEFICIENCY)
SHARE CAPITAL (Note 7)
Authorized:
Unlimited voting common shares without par value
Issued and outstanding:	681,999	679,451
6,771,293 common shares at March 31, 2008
(March 31, 2007: 6,745,043 common shares)
ADDITIONAL PAID IN CAPITAL	164,740	119,877

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	(7,526)	(11,973)

DEFICIT, accumulated during the development stage	(846,780)	(750,348)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIENCY)	(7,567)	37,007

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)	$24,961	$64,066

CONTINGENCY (Note 10)
SUBSEQUENT EVENTS (Note 12)

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in U.S. Dollars)

				CUMULATIVE
				FROM
				INCEPTION
	FOR THE YEAR ENDED			DECEMBER 3, 2001
	MARCH 31			TO
	2008	2007		MARCH 31, 2008

REVENUE	$137	$313		$827

EXPENSES
Amortization	6,910	14,373		28,698
Consulting fee	1,553	225		20,928
Interest on shareholder loan	1,126	939		2,754
Interest and bank charges	1,824	1,827		6,191
Office and miscellaneous	1,810	1,400		12,345
Professional fees	23,865	3,867		58,898
Repairs and maintenance	-	-		869
Salaries and wages	36,179	33,402		280,745
Stock based compensation	8,787	7,932		410,985
Telephone and utilities	125	852		8,264
Advertising and promotion	245	926		2,785
Write down in website development costs	14,145	-		14,145

	96,569	65,743		847,607

NET LOSS FOR THE PERIOD	(96,432)	(65,430)		(846,780)

CURRENCY TRANSLATION ADJUSTMENT	4,447	(108)		(7,526)

COMPREHENSIVE LOSS FOR THE PERIOD	$(91,985)	$(65,538	) $	(854,306)

Basic and diluted loss per share	$0	$0

Weighted average number of common shares
outstanding - basic and diluted	6,768,847	6,411,891

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
December 3, 2001 (inception) To March 31, 2008
(Expressed in U.S. Dollars)

	COMMON STOCK
					DEFICIT		ACCUMULATED
				ADDITIONAL	DURING		COMPREHENSIVE	TOTAL
				PAID-IN	DEVELOPMENT		INCOME	STOCKHOLDERS'
	SHARES	AMOUNT		CAPITAL	STAGE		(LOSS)	EQUITY

Stock issued for service at $0.105 per share
On December 5, 2001	37,500	$3,931	$			$		$3,931
Stock issued for cash at $0.0004 per share
On December 5, 2001, revalued at $0.105 per share	337,500	353,767		-	-			353,767
Stock issued for cash at $0.105 per share
On December 5, 2001	150,000	15,722		-	-			15,722
Stock-based compensation on 75,000 options granted				6,026				6,026
Comprehensive income (loss):
Currency translation adjustment							(9)	(9)
(Loss) for the period	-	-		-	(376,277)			(376,277)
Balance, March 31, 2002	356,250	373,420		6,026	(376,277)		(9)	3,160

Stock issued for cash at $0.110 per share
On April 5, 2002	117,647	12,916		-	-			12,916
Stock issued for cash at $0.145 per share
On June 18, 2002	44,445	6,458		-	-			6,458
Exercise of warrants at $0.110 per share
On August 15, 2002	117,647	12,916		-	-			12,916
Stock issued for cash at $0.145 per share
On December 16, 2002	22,222	3,229		-	-			3,229
On January 10, 2003	22,223	3,229		-	-			3,229
On January 21, 2003	44,445	6,458		-	-			6,458
On March 7, 2003	102,845	14,944		-	-			14,944
On March 13, 2003	13,822	2,008		-	-			2,008
Stock issued for debt at $0.145 per share
On January 15, 2003	11,111	1,615		-	-			1,615
Imputed interest from shareholder loan				340				340
Stock-based compensation on 25,000 options granted				1,957				1,957
Comprehensive income (loss):
Currency translation adjustment							197	197
(Loss) for the year	-	-		-	(67,360)			(67,360)
Balance, March 31, 2003	4,058,907	437,193		8,323	(443,637)		188	2,067

Stock issued for cash at $0.167 per share
On April 2, 2003	44,445	7,403		-	-			7,403
On May 13, 2003	22,223	3,702		-	-			3,702
On May 21, 2003	22,223	3,702		-	-			3,702
On June 23, 2003	66,667	11,105		-	-			11,105
On August 1, 2003	22,222	3,702		-	-			3,702
On August 6, 2003	22,223	3,702		-	-			3,702
On October 24, 2003	25,000	4,164		-	-			4,164
On November 18, 2003	25,000	4,164		-	-			4,164
Stock issued for debt at $0.167 per share
On April 15, 2003	11,111	1,851		-	-			1,851
On July 15, 2003	11,111	1,851		-	-			1,851
On October 15, 2003	11,111	1,851		-	-			1,851
Comprehensive income (loss):
Currency translation adjustment							(265)	(265)
(Loss) for the year	-	-		-	(63,056)			(63,056)
Balance, March 31, 2004	434,224	484,390		8,323	(506,693)		(77)	(14,057)

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
December 3, 2001 (inception) To March 31, 2008
(Expressed in U.S. Dollars)

	COMMON STOCK
				DEFICIT	ACCUMULATED
			ADDITIONAL	DURING	COMPREHENSIVE	TOTAL
			PAID-IN	DEVELOPMENT	INCOME	STOCKHOLDERS'
	SHARES	AMOUNT	CAPITAL	STAGE	(LOSS)	EQUITY
Stock issued for cash at $0.078 per share
On June 15, 2004	600,000	47,054	-	-		47,054
On June 30, 2004	200,000	15,685	-	-		15,685
On December 17, 2004	755,000	59,210	-	-		59,210
Forgiveness of debt by a director and shareholder	-	-	3,921	-		3,921
Comprehensive income (loss):
Currency translation adjustment					(12,847)	(12,847)
(Loss) for the year	-	-	-	(65,452)		(65,452)
Balance, March 31, 2005	5,897,243	606,339	12,244	(572,145)	(12,924)	33,514

Exercise of warrants at $0.084 per share
On July 28, 2005	100,000	8,385	-	-		8,385
On September 14, 2005	50,000	4,193				4,193
Stock issued for debt at $0.084 per share		-
On March 15, 2006	197,800	16,586	-	-		16,586
Forgiveness of debt by a director and shareholder			34,798			34,798
Imputed interest from shareholder loan			350			350
Stock-based compensation on 450,000 options granted			31,972			31,972
Comprehensive income (loss):
Currency translation adjustment					1,059	1,059
(Loss)for the year	-	-	-	(112,773)		(112,773)
Balance, March 31, 2006	6,245,043	635,503	79,364	(684,918)	(11,865)	18,084

Stock issued for cash at $0.088 per share
on November 24, 2006	300,000	26,369	-	-		26,369
on December 7, 2006	200,000	17,579	-	-		17,579
Forgiveness of debt by a director and shareholder			31,642			31,642
Imputed interest from shareholder loan			939			939
Stock-based compensation on 100,000 options granted			7,932			7,932
Comprehensive income (loss):
Currency translation adjustment					(108)	(108)
(Loss) for the year	-	-	-	(65,430)		(65,430)
Balance, March 31, 2007	6,745,043	679,451	119,877	(750,348)	(11,973)	37,007

Stock issued for debt at $0.097 per share
On May 4, 2007	26,250	2,548	-	-		2,548
Forgiveness of debt by a director and shareholder			34,950			34,950
Imputed interest from shareholder loan			1,126			1,126
Stock-based compensation on 100,000 options granted			8,787			8,787
Comprehensive income (loss):
Currency translation adjustment					4,447	4,447
(Loss) for the year	-	-	-	(96,432)		(96,432)

Balance, March 31, 2008	6,771,293	$681,999	$164,740	$(846,780)	(7,526)	$(7,567)

(See accompanying notes to financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)

			CUMULATIVE
			FROM
			INCEPTION
			DECEMBER 3, 2001
	MARCH 31	MARCH 31	TO
	2008	2007	MARCH 31, 2008

OPERATING ACTIVITIES
Net (loss) for the period	$(96,432)	$(65,430)	$(846,780)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization	6,910	14,373	28,698
Foreign exchange gain/loss	13,499	(14,155)	(13,810)
Forgiveness of debt	34,950	31,643	105,312
Imputed interest	1,126	939	2,754
Shares issued for services/debts	2,548	-	26,301
Stock based compensation	8,787	7,932	410,985
Write down of website development costs	14,145	-	14,145

Changes in non-cash working capital:
Goods and service tax receivable	(1,512)	(371)	(4,118)
Prepaid expenses	1,753	6,850	7,377
Accounts payable and accrued liabilities	1,901	859	1,514

NET CASH USED IN OPERATING ACTIVITIES	(22,238)	(17,359)	(277,535)

INVESTING ACTIVITIES
Equipment	-	-	(1,871)
Website development costs	(6,869)	-	(44,393)
Intangible assets	(369)	-	(369)
		-
NET CASH USED IN INVESTING ACTIVITIES	(7,238)		(46,633)

FINANCING ACTIVITIES
Issuance of common shares	-	43,948	299,431
Loan from a shareholder	-	2,637	24,438

NET CASH FROM FINANCING ACTIVITIES	-	46,585	323,869

EFFECT OF EXCHANGE RATE ON CASH	-	2	273

NET INCREASE (DECREASE) IN CASH	(29,476)	29,228	(26)

CASH AND CASH EQUIVALENTS - Beginning of Period	29,450	222	-

CASH AND CASH EQUIVALENTS - End of Period (Note 9)	$(26)	$29,450	$(26)

(See accompanying notes to the financial statements)

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

1.	NATURE OF OPERATIONS AND FINANCIAL STATEMENT PRESENTATION

InsightfulMind Learning, Inc. (“the Company”) was incorporated under the Canada Business Corporations Act on December 3, 2001 under the name “The LectureNet Learning Corporation” and was registered extra- provincially in the Province of British Columbia on January 24, 2002. The name of the Company was changed to “InsightfulMind Learning, Inc.” effective August 26, 2002.

The Company is engaged primarily in the development of educational courses which it plans to market on the internet. The Company is considered a development stage company as defined in SFAS No. 7. The Company is located in Vancouver, Canada.

The accompanying financial statements have been prepared on the assumption that the Company will be able to continue as a going concern, and realize its assets and discharge its liabilities in the normal course of business. The Company is in the development stage and has not yet realized any revenues. The ability of the Company to continue operations will depend upon its ability to maintain adequate financing and to achieve profitable operations. Management plans to obtain additional financing through the issuance of shares, in order to allow the Company to complete its development phase and commence earning revenue. These financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities other than in the normal course of business.

On April 1, 2002, the board of directors approved a 1.5 for 1 forward stock split of the Company’s issued and outstanding shares of common stock. These Financial Statements of the Company have been restated to reflect the 1.5 for 1 forward stock split.

Information on the Company’s working capital and deficit is:

	2008	2007

Working Capital (Deficit)	(19,316)	14,294
Deficit	846,780	750,348

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles of United States of America (US GAAP).

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Foreign currency translation and transactions

The Company’s functional currency is Canadian dollars. Transactions in other currencies are recorded in Canadian dollars at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into Canadian dollars at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the statements of operations.

The Company has chosen U.S. dollars as its reporting currency. Assets and liabilities are translated into the reporting U.S. dollars at exchange rates at the balance sheet date, equity accounts are translated at historical exchange rate and revenues and expenses are translated by using the average exchange rates. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of stockholders’ equity (deficiency).

Cash and cash equivalents

Cash and cash equivalents are highly liquid investments, such as cash on hand and term deposits with major financial institutions, having a term to maturity of three months or less at the date of acquisition that are readily convertible to known amounts of cash. As at March 31, 2008 and 2007, there were no cash equivalents.

Equipment

Equipment is recorded at cost less accumulated amortization. Equipment is amortized over estimated useful lives using the following rates and methods:

Office equipment	20% declining balance method
Computer equipment	30% declining balance method
Computer software	100% declining balance method

Amortization is provided at one half of the stated rates in the year of acquisition.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of credit risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As at March 31, 2008, the Company had $nil (2007 - $nil) in a bank beyond insured limits.

Website development costs

Website development costs are for the development of the Company's corporate website and web-based courses. These costs have been capitalized when acquired or developed, and installed, and are being amortized over their estimated useful life of three years on a straight line basis. The Company accounts for these costs in accordance with EITF 00-2, Accounting for Website Development Costs, which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense totals to $6,755 for the year ended March 31, 2008 (2007: $14,187).

Intangible assets

On January 8, 2008, the Company obtained the registered trademark “MathNote” from the United States Patent and Trademark Office. Intangible asset represents the trademark and is recorded at cost less accumulated amortization. The trademark is amortized over its estimated useful life of 10 years.

Impairment of long lived assets

Long-lived assets of the Company are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value has become impaired, in accordance with the guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Asset retirement obligation

The Company has adopted SFAS No.143, Reporting Asset Retirement Obligations. An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets that the Company is required to settle. The Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred when a reasonable estimate of fair value can be made. The carrying amount of the related long-lived asset is increased by the same amount as the liability. To date, the Company has not incurred any asset retirement obligations.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising expenses

Advertising costs are expensed as incurred. Advertising expense for years ended March 31, 2008 and 2007 was $215 and $346, respectively.

Stock based compensation

The Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123 (revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. Prior to the adoption of SFAS No. 123 (revised 2004), the Company adopted the fair value method of accounting for stock-based compensation as recommended by the Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation.

During the fiscal year 2008, the Company granted 100,000 stock options to a director of the Company (2007 – 100,000 options).

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the year. The Company has adopted SFAS No.128, Earnings per Share, and uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments. Under this method, the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds would be used to purchase common shares at the average market price during the period. Diluted loss per share is equal to basic loss per share because there are no potential dilutive securities.

Income taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in income tax rates is included in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value of financial instruments

The estimated fair values for financial instruments under SFAS No. 107, Disclosure about Fair Value of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and can not be determined with precision. The estimated fair value of the Company’s financial instruments includes cash and cash equivalents, accounts payable and accrued liabilities and loan from a shareholder. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

Comprehensive income (loss)

The Company accounts for comprehensive income under the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statements of Operations and Comprehensive Income (Loss). The Company’s comprehensive income (loss) consists of net earnings (loss) for the year and currency translation adjustments.

Revenue recognition

The Company’s revenue consists of sales of internet educational courses to end-users through the Company’s website which is recognized when services are rendered and payments are received or rights to receive consideration are obtained and collection of consideration is reasonably assured.

New accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This statements objective is to improve financial reporting by providing the Company with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the FASB’s long-term measurement objective for accounting for financial instruments. The adoption of SFAS No. 159 did not have an impact on the Company’s financial statements.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

New accounting pronouncements (continued)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141 (revised 2007) replaces SFAS No. 141, Business Combinations, and establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company does not expect that SFAS No. 141 (revised 2007) will have any impact on our historical financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS No. 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect that SFAS No. 160 will have any impact on our financial statements upon adoption.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect that SFAS No. 161 will have any impact on the Company's future financial position or results of operations.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

3.	EQUIPMENT

	A summary of equipment at March 31, 2008 and 2007 is as follows:

		Cost	Accumulated	Net Book
			Amortization	Value
	2008	$	$	$

	Office equipment	1,342	978	364
	Computer equipment	1,027	875	152
	Computer software	975	975	-

		3,344	2,828	516

		Cost	Accumulated	Net Book
			Amortization	Value
	2007	$	$	$

	Office equipment	1,187	785	402
	Computer equipment	909	716	193
	Computer software	863	863	-

		2,959	2,364	595

4.	WEBSITE DEVELOPMENT COSTS

	The Company’s website development was substantially completed in October 2005 and the capitalized
	is amortized over 3 years. A summary of website development costs is as follows:

			Accumulated	Net Book
		Cost	Amortization	Value
	2008	$	$	$

	Website Development	27,286	16,405	10,881

			Accumulated	Net Book
		Cost	Amortization	Value
	2007	$	$	$

	Website Development	41,909	19,791	22,118

During the fiscal year 2008, the Company discontinued two web-based courses marketed through the Company’s corporate website and the related remaining unamortized costs ($14,145) have been written off during the year.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

5.	INTANGIBLE ASSETS
			Accumulated	Net Book
		Cost	Amortization	Value
	2008	$	$	$

	Trademark	372	20	352

6.	LOAN FROM A SHAREHOLDER

Loan from a shareholder represents a series of loans from a director and shareholder of the Company which are unsecured, nil interest bearing and due on demand. The Company charged imputed interest of 4% per annum and recorded additional paid in capital of $1,126 for the year ended March 31, 2008 (2007 – $939).

7.	STOCKHOLDERS’ EQUITY

(a)     Common Stock

On December 5, 2001, the Company (i) issued 3,375,000 common shares for cash to the founder and sole director of the Company at $0.0004 per share; (ii) issued 37,500 common shares for service to a party related to the founder of the Company at $0.105 per share; and (iii) issued 150,000 common shares for cash to the sole director of the Company pursuant to a private placement at $0.105 per share. The Company recorded the 3,375,000 shares issued to the founder at fair value at $0.105 per share and recorded a stock based compensation of $352,337.

For the fiscal year ended March 31, 2003, the Company issued (i) 117,647 units for cash at $0.110 per unit for total proceeds of $12,916; (ii) issued 250,002 common shares for cash at $0.145 per share for total proceeds of $36,326; (iii) issued 117,647 common shares upon the exercise of warrants for cash at $0.110 per share for total proceeds of $12,916; and (iv) issued 11,111 common shares for the settlement of debt at $0.145 per share for the total debt of $1,615. In connection with the above unit issuance, each unit consisted of one common share and one share purchase warrant with an exercise price at $0.110 per share. The Company adopted the residual approach and allocated the total proceeds to the common shares and $nil to the share purchase warrants.

For the fiscal year ended March 31, 2004, the Company (i) issued 250,003 common shares for cash at $0.167 per share for total proceeds of $41,644; and (ii) issued 33,333 common shares for the settlement of the debt at $0.167 for the total debt of $5,552.

For the fiscal year ended March 31, 2005, the Company (i) issued 600,000 units for cash at $0.078 per unit for total proceeds of $47,054; and (ii) issued 955,000 common shares for cash at $0.078 per share for total proceeds of $74,895. Each unit consisted of one common share and one share purchase warrant with an exercise price at $0.078 per share. The Company adopted the residual approach and allocated the total proceeds to the common stocks and $nil to the share purchase warrants.

For the fiscal year ended March 31, 2006, the Company (i) issued 150,000 common shares at $0.084 per share pursuant to the exercise of warrants for total proceeds of $12,578; and (ii) issued 197,800 common shares at $0.084 per share for the settlement of debt of $16,586.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

7. STOCKHOLDERS’ EQUITY (continued)

(a)	Common Stock (continued)

For the fiscal year ended March 31, 2007, the Company issued 500,000 common shares for cash at $0.088 per share for total proceeds of $43,948.

For the fiscal year ended March 31, 2008, the Company issued 26,250 common shares at $0.097 per share for the settlement of debt of $2,548.

(b)	Stock Options

Since inception, the Company has entered into various stock option agreements with its directors, employees and consultants. During the fiscal year 2008, the Company granted a director the option to purchase 100,000 shares of common stock at an exercise price per share of $0.146. The option vested immediately and expires 10 years from the date of the grant. During the fiscal year 2007, the Company granted a different director the option to purchase

100,000 shares of common stock at an exercise price per share of $0.13. The option vested immediately and expires 10 years from the date of the grant. In fiscal 2007, a third director resigned as a director of the Company for personal reasons and forfeited the option he held to purchase 100,000 shares of common stock at an exercise price per share of $0.146.

During the fiscal year 2008, the Company incurred a total of $8,787 (2007: $7,932) in stock based compensation expenses.

A summary of the changes in stock options for the years ended March 31, 2008 and 2007 is presented below:

	Options Outstanding
		Weighted
	Numbers	Average
	of	Exercise
	Shares	Price

Balance, March 31, 2006	550,000	$0.13

Granted	100,000	0.13

Balance, March 31, 2007	650,000	0.13

Forfeited	(100,000)	0.15
Granted	100,000	0.15

Balance, March 31, 2008	650,000	$0.16

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

7.      STOCKHOLDERS’ EQUITY (continued)

(b)     Stock Options (continued)

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2008	2007

Expected volatility	105.50%	104.82%
Risk-free interest rate	4.19%	4.06%
Expected life	10 years	10 years
Dividend yield	0.0%	0.0%

A summary of weighted average fair value of stock options granted during the years ended March 31, 2008 and 2007 is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Fair
2008		Price	Value

Exercise price is above market price at grant date:		$0.15	$0.09

		Weighted	Weighted
		Average	Average
		Exercise	Fair
2007		Price	Value

Exercise price is above market price at grant date:		$0.13	$0.08

The Company has the following options outstanding and exercisable.

2008		Options outstanding and exercisable

		Weighted	Weighted
		average	average
Range of	Number	remaining	exercise
exercise prices	of shares	contractual life	price

$0.01-$0.25	650,000	7.47 years	$0.15

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

7.      STOCKHOLDERS’ EQUITY (continued) (b) Stock Options (continued)

2007		Options outstanding and exercisable

		Weighted	Weighted
		average	average
Range of	Number	remaining	exercise
exercise prices	of shares	contractual life	price

$0.01-$0.25	650,000	8.30 years	$0.13

(c)     Warrants

In the past, the Company issued warrants entitling the holders to acquire common shares of the Company. A summary of changes in unexercised warrants is presented below.

	Issued	Exercise
	Warrants	Price

Balance, March 31, 2006 and 2007	650,000	$0.09

Expired	(650,000)	0.09

Balance, March 31, 2008	-	$-

There were no share purchase warrants outstanding as at March 31, 2008 and a summary of share purchase warrants as at March 31, 2007 is summarized as follows:

2007	Number	Exercise	Expiry
Type	Outstanding	Price	Date

Warrants	450,000	$0.09	June 15, 2007
Warrants	200,000	$0.09	June 30, 2007

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

8.	INCOME TAXES

The Company is subject to income tax in Canada on their taxable income as reported in their statutory accounts at a tax rate in accordance with the relevant Canadian Income Tax Act. The Company has had a recurring loss from inception and did not incur any income tax expense. A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2008	2007

Loss for the year	$(96,432)	$(65,430)

Statutory Canadian tax rate	31.50%	33%

Income tax recovery	(30,400)	(21,600)
Temporary differences	4,500	4,700
Non-deductible expenses	11,400	10,900
Stock based compensation	2,800	2,600
Unrecognized benefit of non-capital losses	11,700	3,400

Income tax expense	$-	$-

The significant components of the Company’s deferred income tax assets are as follows:

Deferred income tax assets (liabilities)	2008	2007

Net operating loss carry forwards	135,300	109,500
Equipment	100	100
Website development costs	(3,400)	(6,700)
Valuation allowance	(132,000)	(102,900)

Net deferred income tax assets	-	-

The Company has non-capital losses of approximately $443,630 available for deduction against future taxable income. These losses, if not utilized, will expire between 2009 and 2028. Deferred tax benefits, which may arise as a result of these non-capital losses, have not been recognized in these financial statements.

9.	STATEMENT OF CASH FLOWS – SUPPLEMENTAL INFORMATION

No cash was paid in respect to interest or income taxes during the period from incorporation on December 3, 2001 to March 31, 2008.

INSIGHTFULMIND LEARNING, INC.
(A Development Stage Enterprise)
Financial Statements

9.      STATEMENT OF CASH FLOWS – SUPPLEMENTAL INFORMATION (continued)

For the purpose of statements of cash flows, the cash and cash equivalents is comprised of:

	2008	2007
Cash and cash equivalents	$-	$29,450
Bank indebtedness	(26)	-
	$(26)	$29,450

10.	CONTINGENT LIABILITIES

Management of the Company has opted for the Company to self-insure against business and liability risks rather than purchase third party insurance coverage. Consequently the Company is exposed to financial losses or failure as a result of these risks.

11.	RELATED PARTY TRANSACTIONS

	a)	During the fiscal year 2008, the Company paid $1,553 in director fees to the directors of the Company (2007 - $351).

b)

During the fiscal year 2008, the Company accrued and paid salary of $36,137 (2007 – $33,311) to two directors of the Company. Included in the accrued salary, $34,950 (2007 – $31,643) was forgiven by a director of the Company and credited to the additional paid-in capital.

	c)	See Note 6.

12.	SUBSEQUENT EVENTS

On May 7, 2008, the Company released a third web-based course for sale.

On June 19, 2008, the director and shareholder to whom the Company is indebted regarding the loan from a shareholder (see Note 6), lent the Company a further CAD$5,000 for working capital. The additional CAD$5,000 loan is unsecured, nil interest bearing and due on demand.

On November 3, 2008, the Company's board of directors has approved to denominate its exercise price of current existing stock options of 550,000, 75,000 and 25, 000 to the US dollars at $0.13, $0.14 and $0.21 per share, respectively.

     Until _______________, 2009, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$1.61
Printing Expenses	200.00
Accounting Fees and Expenses	14,598.39
Legal Fees and Expenses	25,000.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	200.00

TOTAL	$40,000.00

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Articles 5-8 of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

2.	Canada Business Corporations Act

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

     On December 5, 2001, our inception, Jefferson Thachuk, our founder, President, Secretary, Principal Executive Officer, Promoter and Director, purchased 3,375,000 shares of our common stock at a price of $0.004 per share, for total proceeds of $1,430. On the same day, Jefferson Thachuk then purchased 150,000 shares of our common stock at a price of $0.105 per share, for total proceeds of $15,722. Adopting Financial Accounting Standards Board Statement 123 (revised 2004), “Share Based Payment”, we revalued the 3,375,000 shares issued to Jefferson Thachuk to estimated fair value at the date of issue, deeming it to be $0.105 per share, resulting in a $352,337 share based payment to Jefferson Thachuk. The above shares were issued in British Columbia, Canada, to a resident of British Columbia, to a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 46(j) [since repealed] and 75(a) of the British Columbia Securities Act of 1996, as amended (the “B.C. Securities Act”).

     On September 11, 2003, Jefferson Thachuk transferred 150,000 shares of the common stock he held to Mark Burgert, a close business associate of Jefferson Thachuk. On November 9, 2003, Jefferson Thachuk transferred a further 100,000 shares of common stock to Mr. Burgert. In both cases, the shares were transferred in British Columbia, Canada, to a resident of British Columbia, to a close business associate of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.1(1)(d) and 2.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded. In compliance with our Articles of Incorporation, amended as of August 13, 2002, Item 4, our board of directors, as well as all of our shareholders, expressed approval of the two share transfers by resolution.

     On December 5, 2001, our inception, Del Thachuk, the father of our President, was issued 37,500 shares of our common stock at a deemed price of $0.105 per share, for a total value of $3,931, for providing the idea for our business. The shares were issued in British Columbia, Canada, to a resident of British Columbia, to a parent of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 46(j) [since repealed] and 75(a) of the B.C. Securities Act.

     In addition to the shares Del Thachuk received in 2001, Del Thachuk, in 2002 and 2003, purchased 60,001 shares of our common stock at a weighted average price of $0.151 per share, for total proceeds of $9,049. The purchase was comprised of four separate stock transactions: (1) on December 16, 2002, Del Thachuk purchased 22,222 shares at $0.145 per share for proceeds of $3,229; (2) on January 10, 2003, Del Thachuk purchased 22,223 shares at $0.145 per share for proceeds of $3,229; (3) on August 1, 2003, Del Thachuk purchased 11,111 shares at $0.167 per share for proceeds of $1,851; and (4) on August 6, 2003, Del Thachuk purchased 4,445 shares at $0.167 per share for proceeds of $740. The above shares were issued in British Columbia, Canada, to a resident of British Columbia, to a parent of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.1(1)(b) and 2.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded.

     In 2003, Maryanne Thachuk, the mother of our President, purchased 73,334 shares of our common stock at a weighted average price of $0.154 per share, for total proceeds of $11,271. The purchase was comprised of three separate stock transactions: (1) on January 21, 2003, Maryanne Thachuk purchased 44,445 shares at $0.145 per share for proceeds of $6,458; (2) on August 1, 2003, Maryanne Thachuk purchased 11,111 shares at $0.167 per share for proceeds of $1,851; and (3) on August 6, 2003, Maryanne Thachuk purchased 17,778 shares at $0.167 per share for proceeds of $2,962. The above shares were issued in British Columbia, Canada, to a resident of British Columbia, to a parent of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.1(1)(b) and 2.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded.

     In 2003, 2004 and 2005, Mike and Carrie Thachuk, the brother and sister-in-law of our President, purchased 400,000 shares of our common stock at a weighted average price of $0.010 per share, for total proceeds of $39,935. The purchase was comprised of seven separate stock transactions: (1) on March 7, 2003, Mike and Carrie Thachuk purchased 36,178 shares at $0.145 per share for proceeds of $5,257; (2) on March 13, 2003, Mike and Carrie Thachuk purchased 13,822 shares at $0.145 per share for proceeds of $2,008; (3) on October 24, 2003, Mike and Carrie Thachuk purchased 25,000 shares at $0.167 per share for proceeds of $4,164; (4) on November 18, 2003, Mike and Carrie Thachuk purchased 25,000 shares at $0.167 per share for proceeds of $4,164; (5) on June 15, 2004, for proceeds of $11,764, Mike and Carrie Thachuk, pursuant to a unit private placement, purchased 150,000 units, where each unit cost

$0.10 Canadian dollars and consisted of one share and one warrant to purchase a further one share at a price of $0.10 Canadian dollars, good for a period of two years; (6) on July 28, 2005, Mike and Carrie Thachuk exercised 100,000 of their warrants, for proceeds of $8,385; and (7) on September 14, 2005, Mike and Carrie Thachuk exercised the remaining 50,000 of their warrants, for proceeds of $4,193. For transactions (1) through (5), the shares/units were issued in British Columbia, Canada, to residents of British Columbia, to a brother and sister of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.1(1)(b) and 2.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded. For transactions (6) and (7), the shares were issued in British Columbia, Canada, to residents of British Columbia, pursuant to the “previously issued security” registration and prospectus exemptions of Sections 45(12)(iii)(A) and 74(11)(iii)(A) of the B.C. Securities Act. Mike and Carrie Thachuk are the beneficial owners of 5.91% of the shares of common stock.

     On June 15, 2004, Andrew Yu, a former director, for proceeds of $15,685, purchased 200,000 units pursuant to a unit private placement, where each unit cost $0.10 Canadian dollars and consisted of one share and one warrant to purchase a further one share at a price of $0.10 Canadian dollars, good for a period of two years. Mr. Yu, an accredited investor, opted not to exercise his warrants, and they therefore expired. At the time of the purchase, Mr. Yu was not yet a director. Mr. Yu served as a director from September 17, 2005 to April 21, 2007. The shares were issued in British Columbia, Canada, to a resident of British Columbia, to an accredited investor, pursuant to the “accredited investor” registration and prospectus exemptions of Sections 5.1(1) and 5.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded.

     On December 17, 2004, Kenneth Bogas, a current director, purchased 5,000 shares of our common stock at a price of $0.078 per share, for total proceeds of $392. At the time of the purchase, Mr. Bogas was not yet a director. Mr. Bogas was appointed as a director on March 5, 2007. The 5,000 shares were issued in British Columbia, Canada, to a resident of British Columbia, pursuant to the “offering memorandum” registration and prospectus exemptions of Sections 4.1(1) and 4.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded.

     On December 17, 2004, David Holmes, a current director, purchased 10,000 shares of our common stock at a price of $0.078 per share, for total proceeds of $784. At the time of the purchase, Mr. Holmes was not yet a director. Mr. Holmes was appointed as a director on May 4, 2007. The 10,000 shares were issued in British Columbia, Canada, to a resident of British Columbia, pursuant to the “offering memorandum” registration and prospectus exemptions of Sections 4.1(1) and 4.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded.

     Since our inception, we’ve relied on the service of one independent contractor, John Omielan, to author and draft the math content we teach through our present course and taught through our two earlier courses. Mr. Omielan, a close business associate of Jefferson Thachuk, is the beneficial owner of 7.44% of the shares of common stock. On April 5, 2002, for proceeds of $12,916, Mr. Omielan purchased 117,647 units pursuant to a unit private placement, where each unit cost $0.17 Canadian dollars and consisted of one share and one warrant to purchase a further one share at a price of $0.17 Canadian dollars, good for a period of six months. The units were issued in British Columbia, Canada, to a resident of British Columbia, to a close business associate of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.1(1)(d) and 2.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded. On August 15, 2002, Mr. Omielan exercised the 117,647 warrants, resulting in the purchase of an additional 117,647 shares of common stock, for proceeds of $12,916. These shares were issued in British Columbia, Canada, to a resident of British Columbia, pursuant to the “previously issued security” registration and prospectus exemptions of Sections 45(12)(iii)(A) and 74(11)(iii)(A) of the B.C. Securities Act. In 2003, Mr. Omielan entered into four separate shares for debt settlement transactions to settle four separate outstanding invoices for authoring work. On January 15, April 15, July 15 and October 15, 2003, Mr. Omielan received 11,111 shares for a $1,615 debt, 11,111 shares for a $1,851 debt, 11,111 shares for a $1,851 debt, and 11,111 shares for a $1,851 debt, respectively. The shares for debt shares were issued in British Columbia, Canada, to a resident of British Columbia, to a close business associate of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.1(1)(d) and 2.1(2) of Canada’s Multilateral Instrument 45-103, Capital Raising Exemptions, since rescinded. Subsequent to these transactions, Mr. Omielan entered into two additional shares for debt settlement transactions to settle two separate outstanding invoices for authoring work. On March 15, 2006, Mr. Omielan received 197,800 shares for a $16,586 debt and on May 4, 2007, Mr. Omielan received 26,250 shares for a $2,548 debt. These shares for debt shares were issued in British Columbia, Canada, to a resident of British Columbia, to a close business associate of a director, pursuant to the “private issuer” registration and prospectus exemptions of Sections 2.4(2)(e) and 2.4(3) of Canada’s National Instrument 45-106, Prospectus and Registration Exemptions.

Kelly Aab acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

     Paula Aab acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

     Shauna Aab acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

     Bradley Borque acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Richard Brohman acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

     Elena Doubivko acquired 200,000 shares of common stock for cash on June 30, 2004 at $0.078 per share for total proceeds of $15,600.

     Garry Emerson acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

     Maciej Foksowicz acquired 44,445 shares of common stock for cash on June 18, 2002 at $0.145 per share for total proceeds of $6,458; 66,667shares of common stock for cash on June 23, 2003 at $0.167 per share for total proceeds of $11,105; and 150,000 shares of common stock for cash on June 15, 2004 at $0.078 per share for total proceeds of $11,700.

     Richard Foreman acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

     Shawnean Funk acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Mike Hardy acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Scott Hartley acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Phillip Hayes acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

     Svetoslav Ivanov acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Mark Konojacki acquired 50,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $3,900.

     Kay-Uwe Konojacki acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Kenneth Lake acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Dan MacDonald acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Larry Merkley acquired 5,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $390.

     Jim Meron acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Ryan Morton acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Clare Saunders acquired 100,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $7,800.

     Trevor Singleton acquired 300,000 shares of common stock for cash on November 24, 2006 at $0.088 per share for total proceeds of $26,400.

     Shawnean Funk acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Richard Thomas acquired 100,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $7,800.

     Glen Thorkelsson acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Gerry Van Overschot acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Russell Van Skiver acquired 66,667 shares of common stock for cash on March 7, 2003 at $0.145 per share for total proceeds of $9,667; 44,445 shares of common stock for cash on April 2, 2003 at $0.167 per share for total proceeds of $7,403; 22,223 shares of common stock for cash on May 13, 2003 at $0.167 per share for total proceeds of $3,702; 22,223 shares of common stock for cash on May 21, 2003 at $0.167 per share for total proceeds of $3,702; and 100,000 shares of common stock for cash on June 15, 2004 at $0.078 per share for total proceeds of $7,800.

     Eric Verhoef acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Paul Visser acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Melton Vlassis acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Andrew Warnes acquired 10,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $780.

     Greg Zakaib acquired 100,000 shares of common stock for cash on December 17, 2004 at $0.078 per share for total proceeds of $7,800; and 200,000 shares of common stock for cash on December 7, 2006 at $0.088 per share for total proceeds of $17,600.

     The foregoing transactions were all exempt from the registration provisions of Section 5 of the Securities Act of 1993 pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933. All of the transactions took place outside the United States of America and all of the purchasers were non-US persons.

ITEM 16.     EXHIBITS.

     The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
3.3*	Amended Articles of Incorporation (8/13/2002).
3.4*	Amended Articles of Incorporation (8/26/2002).
3.5*	Amended Articles of Incorporation (9/20/2002).
4.1*	Specimen Stock Certificate.
5.1*	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the
Securities being registered.

8.1*	Tax Opinion.
10.1*	Engagement Letter - Jefferson Thachuk (5/15/07).
10.2*	Engagement Letter - Jefferson Thachuk (6/12/08).
10.3*	Engagement Letter - Jefferson Thachuk (8/21/08).
10.4*	Engagement Letter - Raven Kopelman.
10.5*	Engagement Letter - John Omielan (3/15/2007).
10.6*	Engagement Letter - John Omielan (1/4/2008).
14.1*	Code of Ethics.
23.1	Consent of Chang Lee LLP, Chartered Accountants.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Audit Committee Charter.

*   Previously filed

ITEM 17.     UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (''230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is subject to Rule 430C (''230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (''230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this amended Form S-1 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on this 16th day of December 2008.

INSIGHTFULMIND LEARNING, INC.

BY:   JEFFERSON THACHUK
         Jefferson Thachuk
         President, Principal Accounting Officer, Principal
         Executive Officer, Principal Financial Officer,
         Secretary, Treasurer and Director

     Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons:

Signature	Title	Date

JEFFERSON THACHUK	President, Principal Accounting Officer,	December 16, 2008
Jefferson Thachuk	Principal Executive Officer, Principal
Financial Officer, Secretary, Treasurer and
Director

RAVEN KOPELMAN	Director and Chief Programmer	December 16, 2008
Raven Kopelman

DAVID HOLMES	Director	December 16, 2008
David Holmes

KENNETH BOGAS	Director
Kenneth Bogas		December 16, 2008

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

     Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Insightfulmind Learning, Inc. has signed this registration statement thereto in Spokane, Washington, on November 6, 2008.

Authorized Representative

The Law Office of Conrad C. Lysiak, P.S.

BY:   CONRAD C. LYSIAK
         Conrad C. Lysiak

EXHIBIT INDEX

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
3.3*	Amended Articles of Incorporation (8/13/2002).
3.4*	Amended Articles of Incorporation (8/26/2002).
3.5*	Amended Articles of Incorporation (9/20/2002).
4.1*	Specimen Stock Certificate.
5.1*	Opinion of The Law Office of Conrad C. Lysiak, P.S. regarding the legality of the
Securities being registered.
8.1*	Tax Opinion.
10.1*	Engagement Letter - Jefferson Thachuk (5/15/07).
10.2*	Engagement Letter - Jefferson Thachuk (6/12/08).
10.3*	Engagement Letter - Jefferson Thachuk (8/21/08).
10.4*	Engagement Letter - Raven Kopelman.
10.5*	Engagement Letter - John Omielan (3/15/2007).
10.6*	Engagement Letter - John Omielan (1/4/2008).
14.1*	Code of Ethics.
23.1	Consent of Chang Lee LLP, Chartered Accountants.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Audit Committee Charter.

*   Previously filed.